Schedule 14A

(Rule 14A-101)

Information Required In Proxy Statement

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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☐	Soliciting Material Under Rule 14a-12

Wachovia Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 13, 2006

Dear Stockholder:

On behalf of the board of directors, we are pleased to invite you to the Annual Meeting of Stockholders in Charlotte, North Carolina, on Tuesday, April 18, 2006, at 9:30 a.m. The notice of meeting and proxy statement on the following pages contain information about the meeting.

In addition to the matters contained in this proxy statement, we will also review operating results for the past year and present other information concerning Wachovia. The meeting should be interesting and informative, and we hope you will be able to attend.

We are again pleased to offer record holders of common stock (those who hold shares directly registered in their own names and not in the name of a bank, broker or other nominee) the option of voting through the telephone or Internet.

In order to ensure your shares are voted at the meeting, please return the enclosed proxy card at your earliest convenience or vote through the telephone or Internet. Voting procedures are described on the proxy card. Every stockholder’s vote is important.

Sincerely yours,

G. Kennedy Thompson

Chairman, President and Chief Executive Officer

Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288

Wachovia Corporation

301 South College Street, Charlotte, North Carolina 28288

NOTICE OF ANNUAL MEETING

TO BE HELD ON APRIL 18, 2006

March 13, 2006

The Annual Meeting of Stockholders will be held in the Charlotte-Mecklenburg Ballroom at the Hilton Charlotte & Towers, 222 East Third Street, Charlotte, North Carolina 28202, on Tuesday, April 18, 2006, at 9:30 a.m., to consider the following:

•	A Wachovia proposal to elect the six nominees named in the attached proxy statement as directors, five nominees to serve as Class II directors with terms expiring at the 2009 Annual Meeting of Stockholders, and one nominee to serve as a Class III director with a term expiring at the 2007 Annual Meeting of Stockholders, in each case until their successors are duly elected and qualified.

•	A Wachovia proposal to ratify the appointment of KPMG LLP as auditors for the year 2006.

•	A number of stockholder proposals, which management opposes.

•	Such other business as may properly come before the meeting or any adjournments.

Only holders of record of Wachovia common stock on February 22, 2006, are entitled to notice of and to vote at the meeting.

By order of the board of directors,

Mark C. Treanor

Secretary

Whether or not you plan to attend, please either return the enclosed proxy card or vote through the telephone or Internet voting procedures described on your proxy card, to ensure your shares are voted at the meeting. Your vote is important, whether you own a few shares or many.

PROXY STATEMENT

General Information

The enclosed proxy card is solicited on behalf of the board of directors in connection with the Annual Meeting of Stockholders to be held in the Charlotte-Mecklenburg Ballroom at the Hilton Charlotte & Towers, 222 East Third Street, Charlotte, North Carolina 28202, on Tuesday, April 18, 2006, at 9:30 a.m., and at any adjournment, referred to as the “meeting”. The proxy may be used whether or not you attend the meeting. If you are a registered stockholder (that is, you hold shares directly registered in your own name), you may also vote by telephone or through the Internet, by following the instructions described on your proxy card. If your shares are held in the name of a bank, broker or other nominee, referred to as “street name”, you will receive separate voting instructions with your proxy materials. Although most brokers and nominees offer telephone and Internet voting, availability and specific procedures will depend on their voting arrangements.

This proxy statement, the enclosed proxy card and Wachovia’s 2005 Annual Report to Stockholders are being first mailed to our stockholders on or about March 13, 2006.

The merger of Wachovia Corporation (“Legacy Wachovia”) and First Union Corporation (“Legacy First Union”) was effective September 1, 2001. Legacy First Union changed its name to “Wachovia Corporation” on the date of the merger. As the surviving corporate entity in the merger, information contained in this proxy statement, unless indicated otherwise, includes information about Legacy First Union only. Whenever we use the “Wachovia” name in this proxy statement, we mean the combined company and, before the merger, Legacy First Union, unless indicated otherwise.

Your vote is very important. For this reason, the board of directors is requesting that you permit your common stock to be represented at the meeting by the individuals named on the enclosed proxy card. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

ABOUT THE MEETING

Who Can Vote

You may vote if you owned Wachovia common stock as of the close of business on the record date, February 22, 2006. Each share of Wachovia common stock is entitled to one vote. At the close of business on February 22, 2006, 1,540,294,240 shares of Wachovia common stock were outstanding and eligible to vote. The enclosed proxy card shows the number of shares that you are entitled to vote. If you own any shares in Wachovia’s Dividend Reinvestment and Stock Purchase Plan, the enclosed proxy includes the number of shares you have in that plan on the record date for the meeting, as well as the number of shares directly registered in your name, including those held through our direct registration service. Your individual vote is confidential and will not be disclosed to persons other than those recording the vote or as applicable law may require.

How Do I Vote

You have four voting options:

•	Over the Internet, which we encourage if you have Internet access, at the address shown on your proxy card;

•	By telephone through the number shown on your proxy card;

•	By mail by completing, signing, dating and returning the enclosed proxy card; or

•	By attending the meeting and voting your shares in person.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you choose to attend the meeting, please bring proof of stock ownership and proof of identification for entrance to the meeting.

If you hold your Wachovia shares in street name, your ability to vote by Internet or telephone depends on the voting process of the bank, broker or other nominee. Please follow their directions carefully. If you want to vote Wachovia shares that you hold in street name at the meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification for entrance to the meeting.

Every vote is important! Please vote your shares promptly.

What Am I Voting On

There are six proposals that will be presented for your consideration at the meeting:

•	Electing six directors;

•	Ratifying the appointment of KPMG LLP as Wachovia’s auditors for 2006;

•	If properly presented, four stockholder proposals:

•	Regarding future severance arrangements;

•	Regarding reporting political contributions;

•	Regarding separating the offices of Chairman and Chief Executive Officer; and

•	Regarding majority voting in director elections.

The first two proposals have been submitted on behalf of Wachovia’s board of directors. The remaining proposals have been submitted on behalf of certain stockholders. Other business may be addressed at the meeting if it properly comes before the meeting. However, we are not aware of any such other business.

Can I Change My Vote

You may revoke your proxy and change your vote at any time before the time voting begins on any proposal. You may do this by either giving our Corporate Secretary written notice of your revocation, submitting a new signed proxy card with a later date, voting on a later date by telephone or by the Internet (only your last telephone or Internet proxy is counted), or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke your proxy. If your shares are held in nominee or “street name”, you should contact your bank, broker or other nominee regarding the revocation of proxies or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares, you may change your vote by attending the meeting and voting in person.

Quorum Needed To Hold The Meeting

In order to conduct the meeting, a majority of Wachovia shares entitled to vote must be present in person or by proxy. This is called a quorum. If you return valid proxy instructions or vote in person at the meeting, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. New York Stock Exchange (“NYSE”) rules allow banks, brokers or other nominees to vote shares held by them for a customer on matters that the NYSE determines to be routine, even though the bank, broker or nominee has not received instructions from the customer. A broker “non-vote” occurs when a bank, broker or other nominee has not received voting instructions from the customer and the bank, broker or nominee cannot vote the customer’s shares because the matter is not considered routine under NYSE rules.

Counting Your Vote

If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card or vote by telephone or Internet without giving specific voting instructions, your shares will be voted as recommended by our board of directors. If you hold your shares in your name and do not return valid proxy instructions or vote in person at the meeting, your shares will not be voted. If you hold your Wachovia shares in the name of a bank, broker or other nominee, and you do not give that nominee instructions on how you want your shares to be voted, the nominee generally has the authority to vote your shares on certain “routine” matters as described above. At the meeting, both proposals 1 and 2 are deemed “routine” which means that the nominee can vote your shares on those proposals if you do not timely provide instructions for voting your shares. However, the remaining proposals are deemed “non-routine” which means that the nominee cannot vote your shares on those proposals if you do not timely provide instructions for voting your shares.

What Vote Is Needed

Directors are elected by a plurality of the votes cast at the meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting. Shares cannot be voted for a greater number of persons than the number of nominees named in this proxy statement, and at our meeting the maximum number of directors to be elected is six. Shares not voted, whether by marking “ABSTAIN” on your proxy card or otherwise, will have no impact on the election of directors. Unless a properly executed proxy card is marked “WITHHOLD” authority as to any or all nominees, the proxy given will be voted “FOR” each of the nominees for director.

In February 2006, our board of directors amended its Corporate Governance Guidelines to provide for a new policy regarding director elections. The policy provides that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” for his or her election than votes “for” his or her election must promptly tender his or her resignation to the Corporate Governance & Nominating Committee. The Corporate Governance & Nominating Committee will consider the resignation and recommend to the board whether to accept or reject it. The board will act on the Corporate Governance & Nominating Committee’s recommendation within 90 days following the date of the stockholders’ meeting at which the election occurred, and will promptly disclose its decision, including an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation, in a publicly filed SEC filing. Any director tendering his or her resignation would not participate in the Corporate Governance & Nominating Committee’s and the board’s deliberations. In deciding whether to accept or reject any tendered resignation, the Corporate Governance & Nominating Committee and the board will consider all factors they deem relevant, including the reasons, if known, why stockholders “withheld” or were requested to “withhold” votes from the director, the director’s length of service and qualifications, the director’s contributions to Wachovia, and the current mix of skills and attributes of the directors on the board. If the board does not accept a tendered resignation, it may elect to address the underlying stockholder concerns related to “withheld” votes or take any other action it deems appropriate and in the best interests of Wachovia and its stockholders. If a majority of the members of the Corporate Governance & Nominating Committee received a majority withheld vote at the same election, then one or more independent directors who did not receive a majority withheld vote would be added to the Corporate Governance & Nominating Committee, or a special committee of independent directors would be formed to consider resignation offers.

A majority of votes cast at the meeting is required to approve the remaining proposals. Abstentions and broker “non-votes” will not be counted as votes cast for these proposals.

Our Voting Recommendations

Our board of directors recommends that you vote:

•	“FOR” each of our nominees to the board of directors;

•	“FOR” ratifying KPMG LLP as our auditors;

•	“AGAINST” the stockholder proposal regarding future severance arrangements;

•	“AGAINST” the stockholder proposal regarding reporting political contributions;

•	“AGAINST” the stockholder proposal regarding separating the offices of Chairman and Chief Executive Officer; and

•	“AGAINST” the stockholder proposal regarding majority voting in director elections.

Proxy cards that are timely signed, dated and returned but do not contain instructions on how you want to vote will be voted in accordance with our board of directors’ recommendations.

Voting Results

The preliminary voting results will be announced at the meeting. The final voting results will be published in our quarterly report on Form 10-Q for the first quarter of fiscal year 2006.

Cost of This Proxy Solicitation

Wachovia will pay the costs of the solicitation. We have hired Georgeson Shareholder Communications, Inc. as proxy solicitors to assist in the proxy solicitation and tabulation. Their base fee is $20,000, plus expenses and an additional fee per proxy tabulated. We may also, upon request, reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding voting materials to their customers who are beneficial owners and obtaining their voting instructions. In addition to Wachovia soliciting proxies by mail, over the Internet and by the telephone, our board members, officers and employees may solicit proxies on our behalf, without additional compensation.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to our stockholders, we are relying upon SEC rules that permit us to deliver only one proxy statement and annual report to multiple stockholders who share an address unless we received contrary instructions from any stockholder at that address. If you share an address with another stockholder and have received only one proxy statement and annual report, you may write or call us as specified below to request a separate copy of these materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting us at: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206, or by telephoning us at (704) 374-6782. If your shares are held in the name of a bank, broker, or other nominee and you wish to receive separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, please contact the bank, broker or other nominee.

Electronic Delivery of Proxy Materials

You can also access Wachovia’s proxy statement and 2005 Annual Report on Form 10-K, which includes our annual report to stockholders, via the Internet at www.wachovia.com under the tab “Inside Wachovia—Investor Relations”. For next year’s stockholders’ meeting, you can help us save significant printing and mailing expenses by consenting to access the proxy statement, proxy card and annual report electronically over the Internet. If you hold your shares in your own name (instead of through a bank, broker or other nominee), you can choose this option by following the instructions at the Internet voting website at http://proxy.georgeson.com, which has been established for you to vote your shares for the meeting. If you choose to receive your proxy materials and annual report electronically, then prior to next year’s stockholders’ meeting you will receive an e-mail notification when the proxy materials and annual report are available for on-line review over the Internet, as well as the instructions for voting electronically over the Internet. Your choice for electronic distribution will remain in effect until you revoke it by sending a written request to: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206.

A copy of our 2005 Annual Report on Form 10-K will be provided to you without charge (except for exhibits) upon written request to Wachovia Corporation, Investor Relations, 301 South College Street, Charlotte, NC 28288-0206.

PROPOSAL 1.	ELECTION OF DIRECTORS

General Information and Nominees

Wachovia’s board of directors is divided into three classes. At each annual meeting of stockholders, you elect the members of one of the three classes to three-year terms. Our directors determine the size of the board, but the total number of directors cannot be fewer than nine or more than 30. For purposes of the meeting, the number of directors is fixed at 17, with six directors in Class I, five directors in Class II, and six directors in Class III.

The terms of the directors serving in Class II will expire at the meeting and the terms of the directors serving in Classes I and III will expire at the 2008 and 2007 annual meetings of stockholders, respectively. Lloyd U. Noland, III, currently a Class II director, will retire as a director as of the meeting and consequently will not stand for election at the meeting.

William H. Goodwin, Jr., Robert A. Ingram, Mackey J. McDonald, Lanty L. Smith, and Ruth G. Shaw are being nominated to serve as directors in Class II with terms expiring at the 2009 annual meeting of stockholders. Lanty L. Smith currently serves as a Class III director and is moving to Class II to keep the size of each class as equal as possible. Ernest S. Rady is being nominated to serve as a director in Class III with a term expiring at the 2007 annual meeting of stockholders.

The board, with the assistance of the Corporate Governance & Nominating Committee, recently conducted an evaluation of whether Wachovia’s classified board structure continues to be in the best interests of Wachovia and its stockholders. In conducting its evaluation, the board considered that the general purposes of the classified board are to promote stability and continuity in leadership on the board and provide the board with a greater opportunity to protect the interests of stockholders from abusive takeover tactics in the event of an unsolicited takeover offer. The board also considered that some corporate governance experts and institutional stockholders believe that a classified board reduces accountability to stockholders because it prevents stockholders from evaluating all directors on an annual basis. In addition, the board recognized that the annual election of directors continues to evolve as a “best practice” in corporate governance. After a careful review, the board has determined that it would be in the best interests of Wachovia and its stockholders to take steps to eliminate the classified board. Accordingly, the board will propose at Wachovia’s 2007 annual meeting of stockholders, and recommend for approval, amendments to Wachovia’s articles of incorporation to declassify Wachovia’s board of directors. If adopted at the 2007 annual meeting of stockholders, Wachovia directors would stand for election annually, beginning at Wachovia’s 2008 annual meeting of stockholders. Approval of the amendments to Wachovia’s articles of incorporation to declassify the board would require the affirmative vote of at least 80% of Wachovia’s outstanding shares of common stock.

Directors who reach retirement age (70) during their term in office are to retire from the board at the annual meeting of stockholders next following their 70th birthday, subject to the board authorizing the retirement to be deferred when deemed appropriate.

Should any nominee be unavailable for election by reason of death or other unexpected occurrence, the enclosed proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomination by the board and the election of any substitute nominee. In addition, the board may reduce the number of directors to be elected at the meeting.

Proxies, unless indicated to the contrary, will be voted “FOR” the election of the five nominees named below as Class II directors of Wachovia with terms expiring at the 2009 annual meeting of stockholders, and “FOR” the election of the one nominee named below as a Class III director of Wachovia with a term expiring at the 2007 annual meeting of stockholders.

With the exception of Mr. Rady, all of the nominees are currently directors. Listed below are the names of the six nominees to serve as directors and the eleven incumbent directors who will be continuing in office following the meeting, together with: their ages; their principal occupations during the past five years; any other directorships they serve with publicly-held companies; and the year during which each was first elected a director of Wachovia (including service as a director of Legacy Wachovia or Legacy First Union).

NOMINEES FOR ELECTION AS CLASS II DIRECTORS—TERMS EXPIRING IN 2009

WILLIAM H. GOODWIN, JR. (65). Chairman and President, CCA Industries, Inc., Richmond, Virginia, a diversified holding company. Also, Chairman, Chief Executive Officer and Chief Operating Officer of The Riverstone Group, LLC, Richmond, Virginia, a diversified holding company. A director since 1993.

ROBERT A. INGRAM (63). Vice Chairman Pharmaceuticals, of GlaxoSmithKline, Research Triangle Park, North Carolina, a pharmaceutical research and development company, since January 2003. Also, Chairman of the Board, OSI Pharmaceuticals, Inc., Melville, New York, a biotechnology company, since January 2003. Previously, Chief Operating Officer and President, Pharmaceutical Operations, of GlaxoSmithKline plc, (December 2000 to January 2003), Chief Executive Officer of Glaxo Wellcome plc (prior to December 2000), and Chief Executive Officer and President (prior to January 1999) and Chairman (prior to January 2001) of Glaxo Wellcome Inc. Director, Allergan, Inc., Edwards Lifesciences Corporation, Lowe’s Companies, Inc., Nortel Networks Corporation, OSI Pharmaceuticals, Inc. and Valeant Pharmaceuticals International. A director since 1997.

MACKEY J. MCDONALD (59). Chairman and Chief Executive Officer (and President prior to March 2006), VF Corporation, Greensboro, North Carolina, an apparel manufacturer. Director, Hershey Foods Corporation, Tyco International LTD. and VF Corporation. A director since 1997.

LANTY L. SMITH (63). Chairman, Soles Brower Smith & Co., Greensboro, North Carolina, an investment and merchant banking firm. Also, Chairman, Precision Fabrics Group, Inc., Greensboro, North Carolina, a manufacturer of high technology specification textile products. A director since 1987.

RUTH G. SHAW (58). President (since March 2003) and Chief Executive Officer (since October 2004), Duke Power Company, a business unit of Duke Energy Corporation, an energy company, Charlotte, North Carolina. Previously, Executive Vice President and Chief Administrative Officer, Duke Energy Corporation, prior to March 2003. Director, The Dow Chemical Company. A director since 1990.

NOMINEE FOR ELECTION AS A CLASS III DIRECTOR—TERM EXPIRING IN 2007

ERNEST S. RADY (68). Chairman of Dealer Finance business and California banking business, Wachovia Corporation, since March 1, 2006, Irvine, California. Mr. Rady is a principal shareholder, manager and consultant to a group of companies engaged in real estate management and development, property and casualty insurance and investment management through American Assets, Inc. (President and founder) and Insurance Company of the West (Chairman), Irvine, California. Previously, Chairman and Chief Executive Officer, Westcorp, and Chairman, WFS Financial Inc, Irvine, California, commercial banking and automobile finance companies, prior to March 1, 2006.

INCUMBENT CLASS III DIRECTORS—TERMS EXPIRING IN 2007

JAMES S. BALLOUN (67). Private Investor, Atlanta, Georgia. Previously, Chairman and Chief Executive Officer, Acuity Brands Inc., Atlanta, Georgia, a manufacturer and distributor of lighting fixtures and chemical cleaning products, from November 2001 to September 2004, President of Acuity Brands, Inc. from November 2001 to January 2004, and Chairman, President and Chief Executive Officer, National Service Industries, Inc., prior to November 2001. Director, Radiant Systems, Inc. A director since 1997.

ROBERT J. BROWN (71). Chairman and Chief Executive Officer, B&C Associates, Inc., High Point, North Carolina, a public relations and management consulting firm. Director, aaiPharma, Inc., AutoNation, Inc. and Sonoco Products Company. A director since 1993.

JOHN T. CASTEEN, III (62). President of the University of Virginia, Charlottesville, Virginia. A director since 1997.

JOSEPH NEUBAUER (64). Chairman and Chief Executive Officer, ARAMARK Corporation, Philadelphia, Pennsylvania, a service management company, since September 2004. Previously, Executive Chairman of the Board, from January 2004 to September 2004, and Chairman and Chief Executive Officer of ARAMARK Corporation, prior to January 2004. Director, ARAMARK Corporation, Federated Department Stores, Inc. and Verizon Communications, Inc. A director since 1996.

DONA DAVIS YOUNG (52). Chairman (since April 2003), President (since November 2000) and Chief Executive Officer (since January 2003) of The Phoenix Companies, Inc., Hartford, Connecticut, a provider of wealth management products and services, and its subsidiary Phoenix Life Insurance Company. Previously, Chief Operating Officer (February 2001 to January 2003) of The Phoenix Companies, Inc., President (since February 2000) and Chief Operating Officer (since February 2001) of Phoenix Life Insurance Company, and Executive Vice President—Individual Insurance and General Counsel prior to February 2000. Director, Foot Locker, Inc. and The Phoenix Companies, Inc. A director since 2000.

INCUMBENT CLASS I DIRECTORS—TERMS EXPIRING IN 2008

JOHN D. BAKER, II (57). President and Chief Executive Officer, Florida Rock Industries, Inc., Jacksonville, Florida, a heavy building materials company. Director, Florida Rock Industries, Inc., Hughes Supply, Inc. and Patriot Transportation Holding, Inc. A director since 2001.

PETER C. BROWNING (64). Non-Executive Chairman of Nucor Corporation, Charlotte, North Carolina, a steel products manufacturing company, since September 2000. Previously, Dean, McColl Graduate School of Business, Queens University of Charlotte, from March 2002 to May 2005, and President and Chief Executive Officer of Sonoco Products Company prior to July 2000. Director, Acuity Brands Inc., EnPro Industries, Inc., Lowe’s Companies, Inc., Nucor Corporation and The Phoenix Companies, Inc. A director since 1997.

DONALD M. JAMES (57). Chairman and Chief Executive Officer, Vulcan Materials Company, Birmingham, Alabama, a construction materials company. Director, Protective Life Corporation, The Southern Company and Vulcan Materials Company. A director since 2004.

VAN L. RICHEY (56). President and Chief Executive Officer, American Cast Iron Pipe Company, Birmingham, Alabama, a manufacturer of products for the waterworks, capital goods and energy industries. A director since 2004.

G. KENNEDY THOMPSON (55). Chairman (since February 2003), President (since December 1999) and Chief Executive Officer (since April 2000), Wachovia Corporation. Previously, Chairman, March 2001 to September 2001, and Vice Chairman, prior to December 1999, of Wachovia. Director, Wachovia Preferred Funding Corp. A director since 1999.

JOHN C. WHITAKER, JR. (68). Chairman of the Board and Chief Executive Officer, Inmar, Inc., Winston-Salem, North Carolina, an information services company. A director since 1996.

As set forth above, in addition to serving on the board of Vulcan Materials Company where he is also the Chief Executive Officer, Mr. James currently serves on three other public company boards. Mr. James has informed Wachovia that he intends to resign from one of the outside boards by the upcoming annual meeting of such boards in 2006, bringing the number of his outside board memberships to two. Mr. Ingram is currently serving on seven public company boards. Mr. Ingram has informed Wachovia that he intends to resign from one of those boards at its upcoming 2006 annual meeting, thereby reducing his board membership to six. In addition, Mr. Baker is currently a director of Hughes Supply, Inc., which has entered into an agreement to be acquired by another company. Following completion of that transaction, which is expected in 2006, Mr. Baker will be serving on three public company boards.

Board Matters

Wachovia’s business is managed under the direction and oversight of the board of directors. The board appoints Wachovia’s Chief Executive Officer and its senior management team who are responsible for the day-to-day conduct of Wachovia’s business. The board’s primary responsibilities, thereafter, are to oversee management and to exercise its business judgment to act in good faith and in what each director reasonably believes to be in the best interests of Wachovia.

Committee Structure

The board has established various committees to assist the board in fulfilling its responsibilities. These committees currently consist of

•	the Executive Committee,

•	the Risk Committee,

•	the Management Resources & Compensation Committee,

•	the Corporate Governance & Nominating Committee, and

•	the Audit Committee.

Subject to applicable law and regulatory requirements, the board may establish additional or different committees from time to time.

The board has adopted written charters for each of the above committees, and copies of the charters for the Audit, Management Resources & Compensation, Corporate Governance & Nominating and Risk Committees are available on Wachovia’s website at www.wachovia.com under the tab “Inside Wachovia—Investor Relations” and then under the heading “Corporate Governance—Board Committee Composition”, and are available in print to any stockholder who requests them by contacting us at: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206, or by telephone at (704) 374-6782. The following is additional information regarding each of the board’s existing committees:

Executive Committee.    The Executive Committee held no meetings in 2005. The Committee is authorized, between meetings of the board, to perform all duties and exercise all authority of the board, except for those duties and authorities delegated to other committees of the board or that are exclusively reserved to the board by our bylaws or by applicable law. The Executive Committee is not expected to meet frequently, if at all, and its primary function would be to consider matters that require immediate attention. The following directors are the current members of the Committee: Smith (Chair), Browning, Goodwin, Ingram, Neubauer, Thompson and Whitaker.

Risk Committee.    The Risk Committee held six meetings in 2005. The primary responsibilities of the Risk Committee are to assist the board in overseeing, and receiving information regarding, Wachovia’s policies, procedures and practices relating to liquidity, interest rate, credit, market and operational risk. The following directors are the current members of the Committee: Young (Chair), Baker, Browning, Goodwin, James, Richey and Whitaker.

Management Resources & Compensation Committee.    The Management Resources & Compensation Committee (the “Compensation Committee”) held seven meetings in 2005. The Compensation Committee assists the board by reviewing, establishing or making recommendations to the board, as applicable, regarding employee compensation, administering various employee benefit plans, acting as the executive compensation committee, evaluating management resources, including regarding succession planning, monitoring compliance of our employment and personnel policies and studying the compensation of directors and recommending changes when appropriate. The following directors are the current members of the Compensation Committee: Shaw (Chair), Brown, Ingram, and McDonald. The board has determined that all of the members of the Compensation Committee are independent under the NYSE Corporate Governance Listing Standards, which we refer to as the NYSE rules, and the board’s Director Independence Standards described below.

Corporate Governance & Nominating Committee.    The Corporate Governance & Nominating Committee held four meetings in 2005. The Committee assists the board and management in establishing and maintaining effective corporate governance practices and procedures, identifies individuals qualified to become board members, and recommends to the board the individuals for nomination as members of the board and its committees. The following directors are the current members of the Committee: Ingram (Chair), Browning, Goodwin, McDonald, Neubauer, and Smith. The board has determined that all of the members of the Corporate Governance & Nominating Committee are independent under the NYSE rules and the board’s Director Independence Standards.

Audit Committee.    The Audit Committee held 14 meetings in 2005. The Committee’s principal responsibilities are described below under the heading “Audit Committee Report” and include assisting the board in overseeing Wachovia’s financial reporting process. The following directors are the current members of the Committee: Neubauer (Chair), Balloun, Casteen, Noland and Smith. The board has determined that all of the members of the Audit Committee are independent under the NYSE rules, the board’s Director Independence Standards, and applicable SEC rules and regulations. The board has also determined that at least one member of the Audit Committee qualifies as an audit committee financial expert within the meaning of SEC rules and regulations, and has designated Mr. Neubauer, the Chair of the Committee, as the audit committee financial expert.

Meetings and Attendance.

The board held nine meetings in 2005. In 2005, all of the directors attended at least 75% of the meetings of the board and the committees on which they served.

Corporate Governance Policies and Practices

Corporate Governance Guidelines

Wachovia has developed, and operated under, corporate governance principles and practices that are designed to maximize long-term stockholder value, align the interests of the board and management with those of Wachovia’s stockholders, and promote the highest ethical conduct among Wachovia’s directors and employees. The board has focused on continuing to build upon Wachovia’s strong corporate governance practices, and over the years Wachovia has adopted various corporate governance enhancements. For example, during the past few years the board has:

•	designated a lead independent director;

•	reduced the size of the board from 27 members in 1999 to 17 members in 2006;

•	increased reliance on stock-based compensation for senior management and the board;

•	adopted stock ownership guidelines for executive officers and the board;

•	adopted a policy requiring directors who receive more votes “withheld” from their election than “for” their election at a meeting of stockholders to tender their resignation; and

•	committed to seek stockholder approval at the annual meeting of stockholders in 2007 to amend Wachovia’s articles of incorporation to remove the requirement of having a classified board.

In April 2003, the board formally adopted written corporate governance policies, principles and guidelines, known as our Corporate Governance Guidelines, which reflect many of the matters mentioned above. The Corporate Governance Guidelines are not intended to be a static statement of Wachovia’s policies, principles and guidelines, but are subject to continual assessment and refinement as the board may determine advisable or necessary in view of the best interests of Wachovia and its stockholders. A copy of the board’s Corporate Governance Guidelines is available on Wachovia’s website at www.wachovia.com under the tab “Inside Wachovia—Investor Relations” and then under the heading “Corporate Governance—Corporate Governance Guidelines”, and is available in print to any stockholder who requests it by contacting us at: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206, or by telephone at (704) 374-6782. Highlights of portions of the Corporate Governance Guidelines, as well as some of Wachovia’s other corporate governance policies, practices and procedures are described below.

Director Independence

As described in the Corporate Governance Guidelines, the board believes that a substantial majority of the board should consist of directors who are independent under the NYSE rules, as determined by the board in its business judgment. As described below, the board has determined that 15 of the board’s 17 directors and nominees, or approximately 88%, are independent directors within the meaning of the Director Independence Standards adopted by the board, the NYSE rules and the applicable SEC rules and regulations.

The NYSE rules provide that a Wachovia director does not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with Wachovia (either directly or as a partner, stockholder or officer of an organization that has a relationship with Wachovia). The NYSE rules require a board to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with Wachovia and permit the board to adopt and disclose standards to assist the board in making determinations of independence. Accordingly, the board has adopted the Director Independence Standards to assist the board in determining whether a director has a material relationship with Wachovia. The Director Independence Standards, which were amended in February 2006 primarily to cover additional charitable relationships involving directors and their immediate family members, should be read together with the NYSE rules. The Director Independence Standards are attached to this proxy statement as Appendix A and are also available on Wachovia’s website at www.wachovia.com under the tab “Inside Wachovia—Investor Relations” and then under the heading “Corporate Governance—Director Independence”.

In February 2006, the board, with the assistance of the Corporate Governance & Nominating Committee, conducted an evaluation of director independence, based on the Director Independence Standards, the NYSE rules and applicable SEC rules and regulations. In connection with this review, the board evaluated banking, commercial, charitable, consulting, familial or other relationships with each director or immediate family member and their related interests and Wachovia and its subsidiaries, including those relationships described under “Other Matters Relating to Executive Officers and Directors”.

As a result of this evaluation, the board affirmatively determined that each of Mr. Baker, Mr. Balloun, Mr. Brown, Mr. Browning, Mr. Casteen, Mr. Goodwin, Mr. Ingram, Mr. James, Mr. McDonald, Mr. Neubauer, Mr. Richey, Dr. Shaw, Mr. Smith, Mr. Whitaker, and Ms. Young is an independent director under the Director Independence Standards, the NYSE rules and the applicable SEC rules and regulations. Mr. Noland, who is retiring and is not standing for election as a director at the meeting, was also determined to be independent. In connection with the evaluation, the board considered that in addition to Wachovia providing lending and other financial services to directors, their immediate family members, and their affiliated organizations in the ordinary course of business, some directors and their affiliated entities provide services to Wachovia in the ordinary course of business. In particular, the board considered the following relationships:

•	Mr. Neubauer is the chief executive officer and the beneficial owner of approximately 39% of the voting securities of ARAMARK Corporation, a publicly traded service management company, and in 2005, ARAMARK provided food and vending services to Wachovia;

•	Mr. Goodwin is the chief executive officer of The Riverstone Group, LLC, an owner and operator of, among other things, resort and hospitality properties, which is owned by members of Mr. Goodwin’s immediate family. The Riverstone Group, LLC provided certain hotel, restaurant and meeting services to Wachovia in 2005; and

•	Mr. Smith is a director and owns approximately 31% of the voting interests of The Greenwood Group, Inc, a Manpower staffing services franchisee, and in 2005, The Greenwood Group provided contract-staffing services to Wachovia.

The amounts paid by Wachovia to each of the above entities did not approach the 2% of consolidated gross revenue threshold contained in the Director Independence Standards and the NYSE rules, and in each case the amounts involved were less than 0.5% of the consolidated gross revenue of the entity. The board determined pursuant to the Director Independence Standards that these transactions were not material to Wachovia or the other entity and that none of the above directors had a material interest in the transactions with these companies. The board also considered that a brother-in-law of Mr. James is a partner in Bradley Arant Rose & White LLP, a large law firm, which in the past has provided legal services to SouthTrust Corporation, including in connection with the SouthTrust-Wachovia merger, and provided legal services to Wachovia in 2005. In determining that this is not a material relationship involving Mr. James the board considered that these payments represented approximately 1.5% of the law firm’s consolidated annual gross revenues and Mr. James’ brother-in-law was not directly involved in providing legal services to Wachovia. In addition, the board considered that the brother of Mr. Whitaker is an employee of Wachovia Bank, National Association. The board determined that this relationship is not material pursuant to the Director Independence Standards because Mr. Whitaker’s brother is not an executive officer of Wachovia and his compensation and benefits were established in accordance with the compensation policies and practices applicable to Wachovia employees in comparable positions. In addition, Mr. Whitaker’s brother’s compensation is 100% derived from sales-based commissions, using criteria applicable to all employees in comparable positions. The board also considered that some Wachovia directors were directors, but not officers or significant equity owners, of entities that are customers of Wachovia or otherwise do business with, or received charitable contributions from, Wachovia, but determined pursuant to the Director Independence Standards that these relationships did not impair the independence of those directors.

Mr. Baker and Mr. Richey, who were each previously deemed not to be independent because of prior compensation committee interlock relationships with current or former executive officers of Wachovia, were determined to be independent for 2006 because those prior relationships terminated. In this regard, the board considered that (i) Mr. Thompson, Wachovia’s Chairman, President and Chief Executive Officer, has not served on the compensation committee of Florida Rock Industries, Inc., where Mr. Baker is an executive officer, for over three years, and (ii) Mr. Malone, who previously served on the compensation committee of American Cast Pipe Company, where Mr. Richey is an executive officer, is no longer an executive officer of Wachovia.

The board determined that Mr. Thompson is not independent because he is a Wachovia employee. If he is elected as a director at the meeting, the board determined that Mr. Rady would not be independent because he is a Wachovia employee.

Lead Independent Director

The board has long recognized the importance of independent leadership on the board, as evidenced by its designation of a lead independent director in 2000. As provided in the Corporate Governance Guidelines, the independent directors elect the lead independent director, and in February 2006, the independent directors elected Mr. Smith to continue in his role as the board’s lead independent director. The duties and responsibilities of the lead independent director include the following:

•	assisting the Chairman of the Board with board-related matters, including approving board meeting agendas, board meeting schedules and various information sent to the board;

•	serving as the principal liaison between the independent directors and the Chairman of the Board;

•	presiding at any meetings of the non-employee directors or independent directors or at any meetings of the board at which the Chairman of the Board is not present; and

•	any other duties or responsibilities that may be requested by the independent directors or the Chairman of the Board, including, as the lead independent director deems appropriate, calling any meetings of the non-employee directors or independent directors or meeting with any of Wachovia’s executive officers, stockholders or other constituents.

Executive Sessions

The Corporate Governance Guidelines provide that the non-management directors will meet in regularly scheduled executive sessions (no management or directors who are also members of management present) at least three times each year. The lead independent director, Mr. Smith, presides at the executive sessions. Three such executive sessions were held in 2005. The Corporate Governance Guidelines also provide that the independent directors may meet in executive sessions from time to time, and that the board will meet in executive sessions with the Chief Executive Officer at least two times each year to discuss strategic or other key issues regarding Wachovia, and may contact the Chief Executive Officer at any other time to discuss Wachovia’s business.

Director Nomination Process

The Corporate Governance & Nominating Committee is responsible for identifying individuals qualified to become board members and for recommending to the board the individuals for nomination as members of the board. In furtherance of the board’s Corporate Governance Guidelines, the Corporate Governance & Nominating Committee and the board expect to create a board that will demonstrate objectivity and the highest degree of integrity on an individual and collective basis. In evaluating current members and new candidates, the Corporate Governance & Nominating Committee considers the needs of the board and Wachovia in light of the current mix of director skills and attributes. In addition to requiring that each director possess unquestionable integrity and character, the Corporate Governance & Nominating Committee’s evaluation of director candidates includes an assessment of issues and factors regarding an individual’s education, business experience, accounting and financial expertise, age, diversity, reputation, civic and community relationships, and knowledge and experience in matters impacting financial institutions such as Wachovia. The Corporate Governance & Nominating Committee also takes into consideration the board’s policies outlined in its Corporate Governance Guidelines, including those relating to the board’s retirement policy, the ability of directors to devote adequate time to board and committee matters, and the board’s belief that a substantial majority of the board should consist of independent directors. When the Corporate Governance & Nominating Committee is considering current board members for nomination for reelection, the Committee also considers prior board and committee contributions and performance, as well as meeting attendance records.

The Corporate Governance & Nominating Committee may seek the input of the other members of the board and management in identifying and attracting director candidates that are consistent with the criteria outlined above. In addition, the Corporate Governance & Nominating Committee may use the services of consultants or a search firm, although it has not done so in the past. Mr. Rady, who is standing for election by Wachovia stockholders for the first time at the meeting, is a former director of Westcorp and WFS Financial, Inc, which were acquired by Wachovia on March 1, 2006. In connection with the mergers, Mr. Thompson indicated that Wachovia was willing to propose to Wachovia’s board of directors that Mr. Rady be elected as a director by Wachovia’s board of directors, if Mr. Rady so desired. Mr. Rady met with the board, and the board, upon the recommendation of the Corporate Governance & Nominating Committee, nominated Mr. Rady to be a director.

The Corporate Governance & Nominating Committee will consider recommendations by Wachovia stockholders of qualified director candidates for possible nomination by the board. Stockholders may recommend qualified director candidates by writing to Wachovia’s Corporate Secretary, at our offices at 301 South College Street, Charlotte, North Carolina 28288-0013. Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. Based on a preliminary assessment of a candidate’s qualifications, the Corporate Governance & Nominating Committee may conduct interviews with the candidate and request additional information from the candidate. The Corporate Governance & Nominating Committee uses the same process for evaluating all nominees, including those recommended by stockholders.

In addition, Wachovia’s bylaws contain specific conditions under which persons may be nominated directly by stockholders for election as directors at an annual meeting of stockholders. The provisions include the condition that stockholders comply with the advance notice time frame requirements described under “Other Stockholder Matters.”

Communications with Directors

The board has established a process for stockholders and other interested parties to communicate directly with the lead independent director or with the non-management directors individually or as a group. Any stockholder or other interested party who desires to contact one or more of Wachovia’s non-management directors, including the board’s lead independent director, may send a letter to the following address:

Board of Directors (or lead independent director or name of individual director)

c/o Corporate Secretary

Wachovia Corporation

301 South College Street

Charlotte, North Carolina 28288-0013

All such communications will be forwarded to the appropriate director or directors specified in such communications as soon as practicable.

In addition, as provided on Wachovia’s website at www.wachovia.com under the tab “Inside Wachovia—Investor Relations” and then under the heading “Corporate Governance—Contact Wachovia’s Directors”, any stockholder or interested party who has any concerns or complaints relating to accounting, internal accounting controls or auditing matters, may contact the Audit Committee by writing to the following address:

Wachovia Audit Committee

c/o Corporate Secretary

Wachovia Corporation

301 South College Street

Charlotte, North Carolina 28288-0013

Annual Meeting Policy

Directors are expected to attend Wachovia’s annual meeting of stockholders. In furtherance of this policy, Wachovia’s board usually holds one of its regularly scheduled board meetings on the same day as the annual stockholders’ meeting. In 2005, all members of the board attended the annual meeting of stockholders.

Code of Conduct & Ethics

Wachovia has had a written code of conduct for many years. The code, which applies to Wachovia’s directors and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the code. The Code of Conduct & Ethics is available on Wachovia’s website at www.wachovia.com under the tab “Inside Wachovia—Investor Relations” and then under the heading “Corporate Governance—Code of Conduct & Ethics”, and is available in print to any stockholder who requests it by contacting us at: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206, or by telephone at (704) 374-6782. Wachovia intends to post any amendments to or waivers of its Code of Conduct & Ethics (to the extent applicable to Wachovia’s Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer) at this location on our website.

Stock Ownership Requirements

Our board has adopted a common stock ownership policy for members of the board and our executive officers. This policy requires our executive officers to own shares of common stock having a value equal to five times base salary in the case of our CEO and Chairman, and four times base salary for all other executive officers. In addition, all of these executives are required to retain ownership of at least 75% of any common stock acquired by them through our stock compensation plans, after taxes and transaction costs. Each of our directors must own common stock or common stock equivalents having a value equal to at least five times the annual cash retainer, which is currently $70,000. In 2005, Wachovia expanded our stock ownership policy to the level of management that reports directly to our executive officers, who must own shares of common stock having a value equal to two times base salary, and have three years to meet this requirement. These ownership levels will be calculated annually and officers and directors have three years to meet the minimum level. Our board believes this stock ownership policy substantially enhances stockholder value by materially aligning management’s interest with those of stockholders. See also “Security Ownership of Management”.

Compensation of Directors

Our non-employee directors receive a quarterly cash retainer and quarterly credits under the Deferred Compensation Plan for Non-Employee Directors, which is described below, in each director’s common stock equivalent deferred account. In addition, the Lead Independent Director and the Chair of each committee receive a quarterly fee.

Effective August 1, 2005, certain directors’ fees were increased. The following table summarizes 2005 director compensation amounts:

	Annualized Compensation Levels
Compensation Element	January 1, 2005 to July 31, 2005	August 1, 2005 to December 31, 2005	Total 2005 Compensation
Annual Cash Retainer	$60,000	$70,000	$64,158
Annual Common Stock Equivalent Deferred Account Contribution	130,000	150,000	138,315
Total Annual Compensation	190,000	220,000	202,473
Annual Committee Chair Fee	10,000	15,000	12,079
Annual Audit Committee Chair Fee	20,000	25,000	22,079
Annual Lead Independent Director Fee	0	25,000	10,394
Special Board Meeting Fee *	2,000	2,000	—
Special Committee Meeting Fee *	1,500	1,500	—

*	If more than six board or committee meetings are held in an annual period, directors receive an additional $1,500 for each additional committee meeting attended and $2,000 for each additional board meeting attended.

Wachovia reimburses directors for travel and accommodation expenses. Directors who are Wachovia employees do not receive any directors’ fees.

Directors’ fees totaling $3,454,441 were either paid to the directors in 2005 or deferred under the terms of our Deferred Compensation Plan for Non-Employee Directors. Under the Deferred Compensation Plan for Non-Employee Directors, directors who are not Wachovia employees may defer payment of all or any part of their directors’ fees. Deferred amounts are payable in cash after the end of the calendar year in which the director ceases to be a director, in annual installments over a ten-year period, unless otherwise determined by the Compensation Committee. In 2005, 16 directors deferred $3,255,926 of their 2005 directors’ fees. Deferred fees may either earn interest or be valued based on the market value of Wachovia common stock, at the director’s option.

Directors having their deferred fees valued based on the market value of Wachovia common stock are investing in common stock equivalents. This means that the value of their deferred account is based on the market value of Wachovia common stock and will rise and fall as if the account were actually invested in the stock. As of February 22, 2006, a total of 16 directors had an aggregate of $26,475,741 in their common stock equivalent deferred accounts, which would equate to an aggregate of 461,733 shares of Wachovia common stock based on the market value of Wachovia common stock on that date. These common stock equivalent amounts include common stock equivalents credited to directors under predecessor companies’ deferred compensation plans. Common stock equivalents do not have voting rights.

Set forth below is a table with detailed 2005 compensation for our directors and nominees for director:

Director	Cash Retainer	Common Stock Equivalent Deferred Account Contribution	Committee Chair Fee	Lead Independent Director Fee	Special Meeting Fees	2005 Total Compensation
John D. Baker, II	$64,158	$138,315	$0	$0	$4,000	$206,473
James S. Balloun	64,158	138,315	0	0	12,000	214,473
Robert J. Brown	64,158	138,315	0	0	7,500	209,973
Peter C. Browning	64,158	138,315	0	0	6,000	208,473
John T. Casteen, III	64,158	138,315	0	0	8,500	210,973
William H. Goodwin, Jr.	64,158	138,315	0	0	6,000	208,473
Robert A. Ingram	64,158	138,315	12,079	0	5,500	220,052
Donald M. James (1)	67,092	144,674	0	0	6,000	217,766
Wallace D. Malone, Jr.	0	0	0	0	0	0
Mackey J. McDonald	64,158	138,315	0	0	4,000	206,473
Joseph Neubauer	64,158	138,315	22,079	0	12,000	236,552
Lloyd U. Noland, III	64,158	138,315	0	0	10,000	212,473
Ernest S. Rady	0	0	0	0	0	0
Van L. Richey (1)	67,092	144,674	0	0	6,000	217,766
Ruth G. Shaw	64,158	138,315	12,079	0	7,500	222,052
Lanty L. Smith	64,158	138,315	12,079	10,394	8,500	233,445
G. Kennedy Thompson	0	0	0	0	0	0
John C. Whitaker, Jr.	64,158	138,315	0	0	6,000	208,473
Dona Davis Young	64,158	138,315	12,079	0	6,000	220,552

TOTALS	$1,032,392	$2,225,762	$70,393	$10,394	$115,500	$3,454,441

(1)	Messrs. James and Richey were appointed to the board in December 2004. 2005 compensation amounts include $2,935 in cash retainer and $6,359 in common stock equivalent deferred account contributions that were paid in 2005 for December 2004 service on the board.

Audit Committee Report

As detailed in its charter, the role of the Audit Committee is to assist the board in fulfilling its oversight responsibilities regarding the following:

•	the integrity of Wachovia’s financial statements, including matters relating to its internal controls;

•	the qualification and independence of Wachovia’s independent auditors;

•	the performance of Wachovia’s internal auditors and the independent auditors; and

•	Wachovia’s compliance with legal and regulatory requirements.

Management is responsible for the preparation and presentation of Wachovia’s financial statements and its overall financial reporting process and, with the assistance of Wachovia’s internal auditors, for maintaining appropriate internal controls and procedures that provide for compliance with accounting standards and applicable laws. The independent auditors are responsible for planning and carrying out a proper audit of Wachovia’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles and annually auditing management’s assessment of the effectiveness of internal control over financial reporting. Members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not full-time employees of Wachovia.

In the performance of its oversight function, the Audit Committee, among other things, reviewed and discussed the audited financial statements with management and the independent auditors. Management has represented, and the independent auditors have confirmed, to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to Wachovia is compatible with maintaining the auditor’s independence, and has discussed with the auditors the auditors’ independence.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee’s charter, the Audit Committee recommended to the board that the audited financial statements be included in Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2005, to be filed with the SEC.

JOSEPH NEUBAUER, Chair

JAMES S. BALLOUN

JOHN T. CASTEEN, III

LLOYD U. NOLAND, III

LANTY L. SMITH

Security Ownership of Management

The following table shows the number of shares of common stock and common stock equivalents beneficially owned as of February 22, 2006, by each nominee for director, each incumbent director, the executive officers named in the summary compensation table, and all directors and executive officers as a group. Unless otherwise indicated, each of the named individuals and each member of the group has sole voting power and sole investment power with respect to the shares shown. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), by all directors, nominees and executive officers as a group totals approximately 1.4% of the outstanding common stock as of February 22, 2006.

Name of Individual	Common Stock (2)
John D. Baker, II (1)	49,762
James S. Balloun	20,448
Robert J. Brown	20,234
Peter C. Browning (1)	24,015
David M. Carroll (3)	1,148,113
John T. Casteen, III	25,243
Stephen E. Cummings (1)(3)	426,600
William H. Goodwin, Jr.	1,104,233
Robert A. Ingram	35,297
Donald M. James (3)	25,326
Benjamin P. Jenkins, III (1)(3)	1,544,854
Robert P. Kelly (3)	34,554
Wallace D. Malone, Jr. (3)	9,659,491
Mackey J. McDonald	37,902
Joseph Neubauer	44,030
Lloyd U. Noland, III (1)(4)	212,635
Ernest S. Rady (5)	6,700
Van L. Richey (3)	23,439
Ruth G. Shaw (1)	38,022
Lanty L. Smith	118,870
G. Kennedy Thompson (1)(3)	3,595,228
John C. Whitaker, Jr.	46,923
Dona Davis Young (1)	28,527
All directors, nominees, Named Officers and executive officers as a group (29 persons)	21,510,300

(1)	The foregoing directors, nominees and named executive officers have sole voting and investment power over the shares of common stock beneficially owned by them on February 22, 2006, except for the following shares over which the directors, nominees and named executive officers share voting and/or investment power: Mr. Baker: 11,630 shares; Mr. Browning: 3,500 shares; Mr. Cummings: 2,400 shares; Mr. Jenkins: 29,500 shares; Mr. Noland: 30,000 shares; Dr. Shaw: 700 shares; Mr. Thompson: 42,726 shares; and Ms. Young: 6,619 shares.
(2)	The amounts reported include the number of units of common stock equivalents held by directors, as of February 22, 2006, under deferred compensation arrangements as follows: Mr. Baker: 17,803 units; Mr. Balloun: 14,948 units; Mr. Brown: 17,577 units; Mr. Browning: 20,112 units; Mr. Casteen: 19,106 units; Mr. Goodwin: 48,233 units; Mr. Ingram: 30,897 units; Mr. James: 5,173 units; Mr. McDonald: 35,472 units; Mr. Neubauer: 35,702 units; Mr. Noland: 32,635 units; Mr. Richey: 5,496 units; Dr. Shaw: 36,322 units; Mr. Smith: 85,870 units; Mr. Whitaker: 34,479 units; Ms. Young: 21,908 units; and all directors as a group: 461,733 units. These units will be paid in cash, based on the fair market value of the common stock at the time of payment, which would generally occur following retirement as a director. There are no voting rights with respect to these units. In addition, Ms. Young owns 2,000 shares of Wachovia Dividend Equalization Preferred shares as of February 22, 2006, which securities do not have voting rights at the meeting. See “Corporate Governance Policies and Practices—Compensation of Directors”.
(3)	Included in the shares set forth above are the following shares held under certain of Wachovia’s employee benefit plans, including options exercisable on February 22, 2006, or within 60 days thereafter, by each of the following named executive officers and by all of the directors and all of our executive officers as a group: Mr. Carroll: 1,028,832 shares; Mr. Cummings: 275,855 shares; Mr. James: 2,670 shares; Mr. Jenkins: 1,326,566 shares; Mr. Kelly: 2,889 shares; Mr. Malone: 5,943,036 shares; Mr. Richey: 2,670 shares; Mr. Thompson: 2,988,466 shares; and members of the group (including the foregoing): 14,183,190 shares. Non-employee directors are not eligible to participate in any of Wachovia’s stock option or other employee benefit plans. Messrs. James and Richey were granted options pursuant to SouthTrust Corporation stock option plans, which Wachovia assumed in that merger.
(4)	Mr. Noland is retiring as a director as of the meeting but was a director as of the record date for the meeting.
(5)	In addition to the shares of Wachovia common stock Mr. Rady, a nominee for director, owned as of the February 22, 2006 record date for the meeting, he and certain entities controlled by him held 28,007,531 shares of Westcorp common stock as of such date. Based on the exchange ratio in the Wachovia—Westcorp merger, Mr. Rady and the entities controlled by him would have owned an additional 35,706,801 shares of Wachovia common stock if the merger had been completed as of the record date. In addition, Mr. Rady held options to acquire 13,334 shares of Westcorp common stock exercisable on February 22, 2006, or within 60 days thereafter, which became options to acquire 16,999 shares of Wachovia common stock following the Westcorp—Wachovia merger. Mr. Rady also owns 4,400 shares of Wachovia Dividend Equalization Preferred shares as of February 22, 2006, which securities do not have voting rights at the meeting.

Security Ownership of Certain Beneficial Owners

We are not aware of any stockholder who was the beneficial owner of more than 5% of the outstanding shares of common stock on the record date, except for Barclays Global Investors, NA, 45 Fremont Street, San Francisco, California 94104, a bank and investment advisor that, based on a Schedule 13G filed with the SEC, was the holder of 81,851,793 shares of common stock as of December 31, 2005, or approximately 5.27% of the outstanding shares of common stock as of such date. Barclays Global Investors, NA, indicated that it holds such shares for accounts under Barclay’s discretionary management and not for its own account. Barclays also indicated that it has sole or shared voting power with respect to 71,304,179 of such shares and has sole dispositive power over all of them.

According to the Schedule 13G referenced above and Form 13F filings with the SEC, the following were the five largest beneficial owners of our common stock as of December 31, 2005, together with the approximate percentage ownership as of such date:

Barclays Bank, plc	5.3%
FMR Corp.	3.4
State Street Corporation	3.0
AXA	2.8
Vanguard Group	2.4

Executive Compensation

The following information relates to compensation paid or payable to (i) the current Chief Executive Officer (“CEO”), and (ii) the five other most highly compensated executive officers who were serving as such at December 31, 2005 (the current CEO and those five other executive officers, the “Named Officers”).

Summary Compensation Table

The following table sets forth for the Named Officers: (i) their name and principal positions on December 31, 2005 (column (a)); (ii) years covered (column (b)); (iii) annual compensation (columns (c), (d) and (e)), including (A) base salary (column (c)), (B) bonus (column (d)), and (C) other annual compensation not properly categorized as salary or bonus (column (e)); (iv) long-term compensation (columns (f), (g), (h) and (i)), including (A) the dollar value of any award of restricted stock (calculated by multiplying the closing sale price of the common stock on the date of grant by the number of shares awarded) (column (f)), (B) the sum of the number of stock options granted (column (g)), (C) the Black-Scholes grant date value of the stock options shown in column (g) as presented in the “Option/SAR Grants” table (column (h)), and (D) the dollar value of all payouts pursuant to long-term incentive plans (“LTIPs”) (column (i)); (v) all other compensation for the covered year that we believe could not be properly reported in any other column of the table (column (j)); and (vi) the total compensation amount representing the sum of columns (c), (d), (e), (f), (h), (i) and (j) (column (k)).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards
Name and Position	Year	Salary ($) (1)	Bonus ($) (1)	Other Annual Compensation ($) (2)	Restricted Stock Awards ($) (3)	Securities Underlying Options/SARs		LTIP Payouts	All Other Compensation ($) (5)	Total Compensation $ (6)
						(#)	($) (4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k )
G. Kennedy Thompson Chairman, President and CEO	2005 2004 2003	1,090,000 1,000,000 1,000,000	5,000,000 7,000,000 5,250,000	109,368 190,754 146,364	5,698,482 5,051,522 3,142,773	418,864 419,048 593,724	4,816,936 4,710,100 6,388,470	— — —	166,976 96,640 177,014	16,901,914 18,066,810 16,120,495

Benjamin P Jenkins, III Vice Chairman	2005 2004 2003	692,000 650,000 625,000	3,250,000 3,700,000 3,200,000	18,900 61,720 61,485	1,972,579 1,894,366 1,257,124	144,992 157,143 237,490	1,667,408 1,766,287 2,555,392	— — —	273,929 113,114 120,492	7,903,924 8,211,491 7,842,867

David M. Carroll Senior Executive Vice President	2005 2004 2003	642,000 600,000 600,000	2,250,000 2,250,000 1,750,000	9,422 53,595 53,189	1,205,442 1,157,685 785,693	88,606 96,032 148,431	1,018,969 1,079,400 1,597,118	— — —	75,455 52,587 43,814	5,215,546 5,205,686 4,840,791

Robert P. Kelly Senior Executive Vice President	2005 2004 2003	592,000 550,000 500,000	2,000,000 2,500,000 2,000,000	114,348 163,558 83,861	2,367,104 2,104,846 879,979	109,549 104,762 166,243	1,259,814 1,177,525 1,788,775	— — —	46,959 43,923 40,418	6,397,038 6,554,594 5,306,124

Stephen E. Cummings Senior Executive Vice President	2005 2004 2003	400,000 400,000 400,000	3,150,000 3,600,000 3,400,000	51,587 50,542 —	1,534,222 736,725 471,431	112,771 61,112 89,059	1,296,867 686,899 958,275	— — —	32,197 31,861 31,861	6,480,650 5,519,828 5,273,801

Wallace D. Malone, Jr. Vice Chairman (7)	2005 2004	1,000,000 166,667	3,500,000 1,639,226	25,659 420,323	— —	585,824 —	6,736,976 —	— 8,079,957	658,885 143,552	12,397,855 10,454,935

(1)	Amounts include dollars deferred by the Named Officers under Wachovia’s deferred compensation plans. Participants in those plans may defer receipt of portions of their salary and/or annual incentive payments into investment accounts. Participants make investment elections for their deferrals from a group of investment options similar to those available to participants in Wachovia’s 401(k) savings plan, excluding an investment option in Wachovia common stock. The deferral account balances increase or decrease in value based on the performance of the investments selected by the participants. At the election of the participants in such plans, account balances are paid in a lump sum or in ten annual installments upon termination of employment due to death, disability or retirement, except in the event of a “change in control” of Wachovia where the successor or acquiring corporation does not elect to continue such plans, in which case such balances are to be paid in a lump sum. A nonqualified retirement trust has been established to fund certain nonqualified benefit plans, including our deferred compensation plans. Prior to a “change in control” of Wachovia, benefits are paid from the trust only upon our direction. Upon the occurrence of a “change in control”, we are required to contribute an amount to the trust sufficient to pay the benefits required to be paid under such plans as of the date on which the “change in control” occurs. See also tables under footnote (5) below.

(2)	Represents the personal benefits outlined in the table below, valued at the incremental cost to Wachovia of providing such benefits, as well as tax reimbursements for each of the Named Officers in 2005:

	Thompson	Jenkins	Carroll	Kelly	Cummings	Malone
Supplemental life insurance benefits (a)	$56,850	—	—	99,348	36,587	—
Financial planning and tax preparation services	6,000	15,000	6,060	15,000	15,000	9,665
Taxes on behalf of Named Officer (b)	17,321	—	—	—	—	10,254
Personal use of corporate aircraft (c)	27,602	2,555	2,907	—	—	1,674
Personal use of automobile	—	—	—	—	—	4,066
Membership dues (d)	1,595	1,345	455	—	—	—

Totals	109,368	18,900	9,422	114,348	51,587	25,659

(a)	In 2003, Wachovia terminated split-dollar life insurance agreements with its executive officers. Following such terminations, Wachovia received its interest in the related life insurance policies under those agreements. These amounts reflect payments made by Wachovia in 2005 to compensate the applicable executive for the cost of obtaining and maintaining personal supplemental life insurance benefits in lieu of those split-dollar life insurance arrangements.

(b)	Reflects amounts paid by Wachovia on behalf of the applicable executive to offset taxes. The $17,321 paid on behalf of Mr. Thompson in 2005 was for payment to offset tax associated with income imputed for personal use of corporate aircraft as discussed in note (c). The $10,254 paid on behalf of Mr. Malone was payment to offset Internal Revenue Code Section 280(G) excise tax estimates in 2005.

(c)	The value of personal use of corporate aircraft reflects the calculated incremental cost to Wachovia of personal use of corporate aircraft. Incremental costs have been calculated based on the variable operating costs to Wachovia. Variable costs consist of trip-specific costs including fuel, catering, mileage, maintenance, universal weather monitoring, landing/ramp fees and other miscellaneous variable costs. Incremental cost calculations do not include fixed costs associated with owning our aircraft.

Corporate aircraft are used primarily for business travel. Our board of directors has required Wachovia’s chief executive officer to use corporate aircraft for all travel whenever practical for security reasons. In 2005, Mr. Thompson was reimbursed $17,321 for taxes associated with personal use of corporate aircraft as noted in (b) above. On certain occasions, an executive’s spouse or other family member may accompany the executive on a flight. Calculations exclude spouse or other family member when such travel is necessary for business purposes.

The amounts reported reflect a change in valuation methodology in 2005 from prior years in which the cost of the personal use of corporate aircraft had been calculated using the Standard Industrial Fare Level tables found in the applicable federal income tax regulations. The 2004 and 2003 amounts set forth in “Other Annual Compensation” have been recalculated so that amounts are reported consistently.
(d)	Amounts represent reimbursement for social club memberships paid in 2005 for 2004 membership periods. Wachovia ceased reimbursements for social club memberships for the Named Officers in January 2005.

(3)	The aggregate number of shares or units of restricted stock held as of December 31, 2005, and the value thereof as of such date, were as follows: Thompson: 253,998 shares ($13,426,334); Jenkins: 93,248 shares ($4,929,089); Carroll: 57,265 shares ($3,027,028); Kelly: 102,575 shares ($5,422,115); Cummings: 51,210 shares ($2,706,961); and Malone: 665,644 units ($35,185,942).

Upon Mr. Kelly’s termination of employment in February 2006, all unvested shares of restricted stock were forfeited. All of the restricted units held by Mr. Malone were granted to Mr. Malone in 1998 by SouthTrust Corporation pursuant to the Wallace D. Malone, Jr. Nonqualified Deferred Compensation Plan and Agreement. Under the terms of that agreement, such units shall be payable to Mr. Malone in shares of Wachovia common stock no later than March 15, 2007.

Shares of restricted stock granted in 2005 were contingent upon Wachovia achieving a 20% return on tangible common equity for 2005. Wachovia met this goal and the restricted shares will vest at a rate of 20% per year over five years. In the event of termination due to death, disability, retirement (as defined in the applicable stock plan), or a “change in control” of Wachovia, any remaining vesting restrictions will lapse. Dividends are paid on shares of restricted stock at the same time dividends on the other outstanding shares of common stock are paid. Under the terms of the Wallace D. Malone, Jr. Nonqualified Deferred Compensation Plan and Agreement, dividend equivalents on the unvested restricted stock units are automatically re-invested into additional restricted stock units.

(4)	Amounts presented represent the Black-Scholes values for the stock options referenced in column (g) as of the applicable grant date. The values do not take into account stock price appreciation or depreciation from the date of grant. Please see footnote (2) to the “Option/SAR Grants Table” for additional information about these theoretical values.
(5)	Amounts shown for 2005 consist of the following:

	Thompson	Jenkins	Carroll	Kelly	Cummings	Malone
Savings plan matching contributions	$65,400	41,520	38,520	35,520	24,000	60,000
Value of life insurance premiums*	22,674	21,785	12,679	10,963	8,197	168,757
Value of disability insurance	984	2,744	750	—	—	—
Above market interest on deferred compensation **	77,918	207,880	23,506	476	—	430,128

*	The value of life insurance premiums includes the value of premiums under split-dollar life insurance agreements. Messrs. Thompson, Jenkins, Carroll, Kelly and Cummings terminated their respective existing split-dollar life insurance agreements in December 2003. Following such terminations, Wachovia received our interest in the related life insurance policies under those agreements. In lieu of those split-dollar life insurance arrangements, Wachovia compensates Messrs. Thompson, Kelly, and Cummings for the cost of obtaining and maintaining personal supplemental life insurance benefits. Mr. Malone’s amounts reflect the value of premiums paid pursuant to a split-dollar life insurance policy Wachovia assumed following the SouthTrust merger.
**	Amount reflects only that interest earned on deferred compensation amounts that is considered to be above-market. Interest paid on deferred compensation is deemed to be above-market if it exceeds 120% of the applicable federal long-term rate.

Set forth below is additional information regarding the Named Officers’ participation in non-qualified defined contribution and other deferred compensation plans in 2005:

Named Officer	Starting Balances at 1/1/2005 ($) *	Executive Deferrals in 2005 ($)	Company Matching Contributions in 2005 ($) **	Aggregate Withdrawals/ Distributions ($)	Aggregate Earnings in 2005 ($) ***	Aggregate Balances at 12/31/2005*
Thompson	3,420,935	49,050	52,800	(9,093)	298,761	3,812,453
Jenkins	9,512,359	3,207,950	28,920	0	863,973	13,613,202
Carroll	1,663,314	40,125	25,920	(38,379)	109,602	1,800,582
Kelly	2,594,695	1,299,333	29,600	0	340,027	4,263,656
Cummings	95,964	10,000	11,400	0	9,520	126,884
Malone	17,714,920	1,687,529	51,000	0	1,830,098	21,283,547

*	Represents the aggregate balances in all Wachovia-sponsored non-qualified defined contribution and other deferred compensation plans, including (1) the Wachovia Savings Restoration Plan, a plan available to Wachovia employees whose compensation exceeds limits imposed on 401(k) plans, (2) the Wachovia Elective Deferral Plan, a deferred compensation plan eligible to Wachovia employees whose compensation exceeds certain limits, and (3) in the case of Mr. Malone, deferred compensation plans sponsored by SouthTrust that Wachovia assumed in the Wachovia—SouthTrust merger. See also footnote (1) above.
**	Represents Wachovia’s contributions matching the Named Officer’s personal contributions in the Wachovia Savings Restoration Plan.
***	Represents earnings on plan balances in 2005. Participants in the presented plans make investment elections for their deferrals from a group of investment options similar to those available to participants in Wachovia’s Savings Plan, excluding an investment option in Wachovia common stock in the case of the Savings Restoration Plan and the Elective Deferral Plan. Earnings may increase or decrease depending on the performance of the elected investments. Above-market earnings are reflected in “All Other Compensation”; otherwise earnings on these plans are not reflected in the Summary Compensation Table.

(6)	The Total Compensation amounts represent the sum of the values for each compensation element shown in columns (c), (d), (e), (f), (h), (i) and (j). The Total Compensation amounts also include a value of the benefit attributable to the Named Officers for the applicable year’s compensation and service as calculated under Wachovia’s defined benefit pension plan. The maximum covered compensation that may be considered in the pension plan is $210,000 under federal law. The value of the additional year of service is included as a lump sum value of the benefit payable at age 65 using the actuarial factors of the Wachovia pension plan. As of January 1, 2006 the age of each executive is as follows: Thompson – 55 years; Jenkins – 61 years; Carroll – 48 years; Kelly – 51 years; Cummings – 49 years; and Malone – 69 years. See also the “Pension Plan and Other Retirement Arrangements Table”.

Wachovia does not ordinarily maintain non-qualified retirement benefit plans for its executive officers. The only exception in which any Named Officers participate is with respect to non-qualified retirement benefit plans Wachovia assumed in the SouthTrust—Wachovia merger, in which Mr. Malone participated prior to his retirement in January 2006. Total Compensation amounts do not include values attributable to Mr. Malone under those non-qualified retirement benefit plans. Please see “Pension Plan and Other Retirement Arrangements Table; Additional Supplemental Retirement Benefits for Wallace D. Malone, Jr.” for a description of the lump-sum payments to Mr. Malone upon his retirement.

Set forth below are the values of the benefits attributable to the Named Officers for the applicable year’s compensation and services as calculated under Wachovia’s pension plan:

	2005	2004	2003
Thompson	$20,152	17,794	15,874
Jenkins	29,108	26,004	23,373
Carroll	14,258	12,419	10,978
Kelly	16,813	14,743	13,091
Cummings	15,778	13,801	12,234
Malone *	476,336	5,214	—

*	The qualified plan value shown in 2004 for Mr. Malone reflects Mr. Malone’s continued participation in the SouthTrust Pension Plan for the period November 1, 2004, the date of the SouthTrust—Wachovia merger, through December 31, 2004. The qualified plan accruals in 2005 amounts for Mr. Malone include the effect of Mr. Malone’s participation in Wachovia’s pension plan, effective January 1, 2005 (including actuarial increases for his retirement beyond the normal retirement age under that plan).

(7)	Mr. Malone was not an employee of Wachovia until the November 1, 2004 merger between Wachovia and SouthTrust. Information for 2004 does not include compensation SouthTrust paid to Mr. Malone prior to the merger date. The LTIP payment to Mr. Malone in 2004 was made pursuant to the SouthTrust 1996 Long-Term Incentive Plan as a result of the change of control of SouthTrust, as previously described in Wachovia’s joint proxy statement and prospectus dated September 24, 2004.

Option/SAR Grants Table

The following table sets forth with respect to grants of stock options made during 2005 to each of the Named Officers: (i) the name of such officer (column (a)); (ii) the number of options granted (column (b)); (iii) the percent the grant represents of the total options granted to all employees during 2005 (column (c)); (iv) the per share exercise price of the options granted (column (d)); (v) the expiration date of the options (column e)); and (vi) the Black-Scholes value of the options at grant date (column (f)).

OPTION/SAR GRANTS IN 2005

Name	Number of Securities Underlying Options/ SARS Granted (#) (1)	Individual Grants % of Total Options/ SARs Granted to Employees in 2005	Exercise or Base Price ($/Sh)	Expiration Date	Black-Scholes Grant Date Value (2) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Thompson	418,864	3.26%	$50.38	04/18/15	$4,816,936
Jenkins	144,992	1.13	50.38	04/18/15	1,667,408
Carroll	88,606	0.69	50.38	04/18/15	1,018,969
Kelly	109,549	0.85	50.38	04/18/15	1,259,814
Cummings	112,771	0.88	50.38	04/18/15	1,296,867
Malone	585,824	4.56	50.38	04/18/15	6,736,976

(1)	These options are nonqualified stock options. The options become exercisable over a five-year period in 20% annual increments, at an option exercise price equal to the market price of the common stock on the date of grant. These options were granted from our 2003 Stock Incentive Plan. In connection with his retirement in January 2006, the options granted to Mr. Malone in 2005 vested and became exercisable in accordance with their terms. In connection with terminating his employment with Wachovia in February 2006, the options granted to Mr. Kelly in 2005 were forfeited.

(2)	The values shown for the options referred to in the table reflect application of the Black-Scholes pricing model using (i) 60-month volatility (25.00%) and daily stock prices for the five years prior to grant date, (ii) an option term of ten years, (iii) an interest rate that corresponds to the U.S. Treasury rate with a ten-year maturity (4.27%), and (iv) dividends at the annualized rate in place on the date of grant ($1.84). The values do not take into account risk factors such as non-transferability and limits on exercisability. The Black-Scholes options pricing model is a commonly utilized model for valuing stock options. The model assumes that the possibilities of future stock returns (dividends plus share price appreciation) resemble a normal “bell-shaped” curve. In assessing the values indicated in the above table, it should be kept in mind that regardless of what theoretical value is placed on a stock option on the date of grant, the ultimate value of the option is dependent on the market value of the common stock at a future date, which will depend to a large degree on the efforts of the Named Officers to bring future success to Wachovia for the benefit of all stockholders.

For purposes of Wachovia’s 2005 financial statements prepared in accordance with generally accepted accounting principles, Wachovia expensed the cost of stock options in accordance with Statement of Financial Accounting Standards No. 123. For those purposes, and in accordance with SFAS 123, Wachovia used different assumptions in the option pricing model regarding risk of forfeiture and a shorter option term. As a result, the stock options expense recorded in Wachovia’s 2005 financial statements is less than the grant date value used in the table above. Wachovia believes the option pricing model presented in the table is a good indicator to stockholders of the potential value of the options granted because it is based on more conservative assumptions regarding risk of forfeiture and option term. For Wachovia’s 2006 financial statements prepared in accordance with generally accepted accounting principles, Wachovia will record stock options expense in accordance with Statement of Financial Accounting Standards No. 123R.

Aggregated Option/SAR Exercises and Year-End Option/SAR Value Table

The following table sets forth with respect to exercises of stock options (or tandem stock appreciation rights (“SARs”)) and freestanding SARs during 2005 and the year-end value of unexercised options and SARs on an aggregated basis for each of the Named Officers: (i) the name of such officer (column (a)); (ii) the number of shares received upon exercise, or if no shares were received, the number of securities with respect to which the options or SARs were exercised (column (b)); (iii) the aggregate dollar value realized upon exercise (column (c)); (iv) the total number of securities underlying unexercised options and SARs held at December 31, 2005, separately identifying the exercisable and unexercisable options and SARs (column (d)); and (v) the aggregate dollar value of in-the-money, unexercised options and SARs held at December 31, 2005, separately identifying the exercisable and unexercisable options and SARs (column (e)).

AGGREGATED OPTION/SAR EXERCISES IN 2005 AND

DECEMBER 31, 2005 OPTION/SAR VALUES

	Shares Acquired on Exercise (#)	Value Realized ($) (3)	Number of Securities Underlying Unexercised Options/SARs at 12/31/05 (#) (1)	Value of Unexercised In-the-Money Options/SARs at 12/31/05 ($) (2)
Name			Exercisable/ Unexercisable	Exercisable/ Unexercisable
(a)	(b)	(c)	(d)	(e)
Thompson	15,600	$444,042	2,712,412/1,110,338	$49,874,619/9,287,801
Jenkins	36,000	971,252	1,197,848/413,201	22,071,474/3,590,383
Carroll	0	0	980,281/254,491	18,699,746/2,224,665
Kelly	0	0	623,279/293,105	11,649,593/2,498,842
Cummings	0	0	223,110/215,097	3,708,109/1,505,576
Malone	187,075	8,498,678	3,823,884/585,824	108,760,455/1,452,844

(1)	Upon a “change in control” of Wachovia, all outstanding options will become exercisable. Following his termination of employment with Wachovia in February 2006, all of Mr. Kelly’s outstanding unexercisable options were forfeited. In connection with his retirement in January 2006, all of Mr. Malone’s outstanding unexercisable options became exercisable in accordance with their terms.
(2)	Values represent the difference between the option exercise price and the market value of Wachovia common stock on December 31, 2005, rounded to the nearest dollar. Options having an exercise price above the market value on that date have an attributed value of zero.
(3)	Values represent the difference between the option exercise price and the market value of Wachovia common stock on the date of exercise, rounded to the nearest dollar.

As indicated under “Corporate Governance Policies and Practices—Stock Ownership Requirements”, all of the Named Officers are required to retain ownership of at least 75% of any common stock acquired by them through our stock compensation plans, after taxes and transaction costs, until retirement.

In addition to option exercises, the restrictions on certain portions of prior years’ restricted common stock grants to the Named Officers lapsed in 2005. As described in Footnote (3) to the “Summary Compensation Table”, grants of restricted common stock typically vest in 20% annual increments over five years. The

Named Officers acquired unrestricted shares of our common stock in the following amounts in 2005 as a result of the vesting of prior years’ restricted stock grants, which grants were previously reported in prior years’ proxy statements:

Name	Shares Acquired on Restricted Stock Vesting (#) (1)	Value Realized on Vesting ($) (2)
Thompson	118,423	5,910,879
Jenkins	44,306	2,215,527
Carroll	25,135	1,260,233
Kelly	29,005	1,445,554
Cummings	15,142	754,977
Malone	—	—

(1)	Share amounts are represented on a pre-tax basis. Our 2003 Stock Incentive Plan permits withholding a number of shares upon vesting to pay applicable income taxes.
(2)	Values represent the market value of Wachovia common stock on the vesting date, rounded to the nearest dollar.

Pension Plan and Other Retirement Arrangements Table

The following table sets forth the estimated annual benefits payable upon retirement under Wachovia’s tax qualified pension plan in the specified compensation and years of service classifications indicated below.

PENSION PLAN TABLE

Average annual Compensation	Estimated annual pension plan retirement benefit, assuming a married participant, a straight life annuity and the years of service indicated (1)
	15 years	20 years	25 years	30 years	35 years
$ 200,000	$43,578	$58,104	$72,630	$87,156	$101,682
400,000	44,276	59,035	73,794	88,553	103,312
600,000	44,276	59,035	73,794	88,553	103,312
800,000	44,276	59,035	73,794	88,553	103,312
1,000,000	44,276	59,035	73,794	88,553	103,312
1,200,000	44,276	59,035	73,794	88,553	103,312

(1)	For the year ending December 31, 2005, federal law limits the annual retirement benefit payable under our pension plan to $170,000 and the maximum covered compensation is limited to $210,000. The benefit amounts listed above exclude any amount payable under Social Security.

The compensation covered by our pension plan includes basic compensation. The portions of compensation that are considered covered compensation under our pension plan for the Named Officers are the salary amounts indicated in the Summary Compensation Table less deferred amounts. As of January 1, 2006, the credited full years of service under our pension plan were as follows: Thompson: 30 years; Jenkins: 33 years; Carroll: 24 years; Kelly: 5 years; Cummings: 7 years; and Malone: 46.5 years.

Except for Wallace D. Malone, Jr., none of the Named Officers have a supplemental retirement arrangement with Wachovia.

Pension and Additional Supplemental Retirement Benefits for Wallace D. Malone, Jr.

Wallace D. Malone, Jr. retired from Wachovia in January 2006. Mr. Malone and SouthTrust entered into certain supplemental retirement benefit programs that Wachovia assumed in connection with the merger between Wachovia and SouthTrust in November 2004. Under the SouthTrust Supplemental Retirement Benefit Plan, upon his retirement Mr. Malone became entitled to a lump sum payment (subject to earnings adjustments) in the amount of approximately $1.66 million. In addition, lump sum payments aggregating $33.88 million became payable to Mr. Malone following his retirement under the SouthTrust noncontributory, defined benefit pension plan for all SouthTrust employees and several other SouthTrust supplemental retirement arrangements in which Mr. Malone participated.

Employment Agreements

G. Kennedy Thompson.    In December 2005, at his request, Wachovia and Mr. Thompson terminated his employment agreement, which the parties had entered into in November 1999, and which created certain contractual obligations including potential future severance arrangements. Mr. Thompson no longer has an employment agreement with Wachovia.

Other Named Officer Employment Agreements.    We have previously entered into employment agreements with Messrs. Jenkins, Carroll, Kelly, and Cummings and certain other executive officers. Each of these employment agreements has an employment period of three years. Each of the employment agreements is automatically extended on an annual basis unless either party determines otherwise prior to the annual extension date. The agreements provide that if we terminate the executive’s employment for reasons other than “cause”, death, disability or retirement or the executive terminates employment for “good reason”, then the executive will be entitled to (i) a pro rata annual bonus for the period prior to the termination date, based on the highest bonus paid during either the three-year period prior to termination or the three-year period prior to the date of the agreement, (ii) an amount equal to three times the executive’s annual base salary and the highest bonus determined under (i) above, and (iii) medical and life insurance benefits for the executive and family members for three years after the termination date (or for life if the termination date occurs after a “change in control” of Wachovia). The agreement also provides for a gross-up payment equal to the amount of excise taxes (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by the executive if employment is terminated in conjunction with a “change in control” of Wachovia and such taxes become payable, as a result of payments under the agreement or otherwise, and are deemed to be “excess parachute payments” for federal tax purposes. The employment agreements also contain obligations on the part of the executive regarding non-competition following employment termination in certain circumstances, non-solicitation of employees following employment termination and confidentiality of information obtained while employed with Wachovia.

In connection with terminating his employment with Wachovia in January 2006, Mr. Kelly did not receive any benefits pursuant to his employment agreement as a result of this voluntary termination, other than his annual base salary through the date of termination, the amount of any compensation he previously deferred, and other benefits available generally to Wachovia employees, in each case only to the extent owing and theretofore unpaid. Mr. Kelly will continue to be bound by his obligations under the employment agreement except for the non-competition provisions in the agreement.

Ernest S. Rady.    Wachovia and Ernest S. Rady signed an offer letter at the time Wachovia and Westcorp entered into their merger agreement that became effective upon completion of the Westcorp merger regarding Mr. Rady’s role with Wachovia. As Chairman of Wachovia’s dealer finance business and Chairman of Wachovia’s California banking business, Mr. Rady will receive a base salary of $500,000 and minimum incentive compensation of $275,000 in 2006 and 2007 and will be eligible for additional compensation under the Wachovia Corporation Senior Management Incentive Plan. Mr. Rady will also be eligible to participate in Wachovia’s employee benefit plans, including stock incentive plans. If Mr. Rady’s employment is terminated without cause prior to January 1, 2008, he will receive two years of severance pay based on his salary and incentive compensation. The offer letter also indicated that Wachovia’s management was willing to propose to Wachovia’s board of directors that Mr. Rady be elected as a director by Wachovia’s board of directors, if Mr. Rady so desired. As described beginning on page 5 of this proxy statement, Mr. Rady has been nominated for election as a Wachovia director at the meeting.

Wallace D. Malone, Jr.    In October 1984, SouthTrust entered into an employment agreement with Mr. Malone (which was subsequently amended and restated in January 1996), providing for the employment of Mr. Malone in a capacity at least equal to the capacity in which he was then serving for an initial term commencing as of October 19, 1984 and ending on December 31, 1992, subject to being automatically renewed for an additional period of one year, so that the term of employment under the employment agreement will always be at least five years. Wachovia assumed these obligations in connection with the merger of SouthTrust and Wachovia in November 2004. Because Mr. Malone’s duties changed following the merger (as he was no longer the chief executive officer), Mr. Malone was entitled under the employment agreement to terminate his employment for “good reason” at any time following the merger. Mr. Malone’s retirement in January 2006 had the effect of terminating his employment agreement for “good reason”, as well as the Wallace D. Malone, Jr. Nonqualified Deferred Compensation Plan and Agreement, as amended, and the Wallace D. Malone, Jr. Second Nonqualified Deferred Compensation Plan and Agreement, discussed below. Upon his retirement, Mr. Malone became entitled to certain benefits under various other benefit plans, including Wachovia’s deferred compensation plan, the SouthTrust non-contributory, defined benefit pension plan for all SouthTrust employees and several supplemental retirement arrangements which SouthTrust maintained and which obligations Wachovia assumed following the SouthTrust merger.

Employment Agreement.    Pursuant to the terms of his employment agreement, in addition to amounts already earned, upon his retirement Mr. Malone became entitled to receive annual termination payments for a period of five years following his retirement in the amount of $6.67 million, which is equal to Mr. Malone’s annual base salary immediately prior to his retirement ($1 million) and his highest annual bonus for the prior five year period ($5.67 million). Mr. Malone’s employment agreement also provides that he is entitled to retain the automobile owned by Wachovia that he was using at the time of his retirement, valued at approximately $58,500. In accordance with his employment agreement, Mr. Malone will be provided with office space and administrative support for a period of five years. The expected cost of comparable office space and administrative support is $200,000 annually, grossed-up for any tax impact. Additional payments will be made to Mr. Malone under his employment agreement to reimburse him for any excise taxes that may be owed in the event that payments under his employment agreement are “excess parachute payments” under the Internal Revenue Code. Pursuant to the terms of an amendment to Mr. Malone’s employment agreement in December 2005 to comply with the requirements of Section 409A of the Internal Revenue Code, a six-month delay period will apply to all payments to which Mr. Malone is entitled under his employment agreement. The non-competition provision of Mr. Malone’s employment agreement will apply for a period of thirty-six months following his retirement.

Deferred Compensation Benefits.    During his employment with SouthTrust and Wachovia, Mr. Malone participated in deferred compensation benefit plans pursuant to which he elected to defer receipt of compensation previously earned and reported in SouthTrust’s proxy statements during the applicable period. Amounts deferred increase or decrease in value based on the investment elections of the participants in such plans. Under the Wallace D. Malone, Jr. Nonqualified Deferred Compensation Plan and Agreement, as amended, SouthTrust granted Mr. Malone restricted stock units in February 1998 and Mr. Malone is entitled to a one-time payment of those vested units in shares of common stock by March 15, 2007. This deferred benefit has a market value of approximately $34.61 million based on Mr. Malone’s account balance as of December 31, 2005 and the January 24, 2006 closing price of Wachovia common stock. Under the Wallace D. Malone, Jr. Second Nonqualified Deferred Compensation Plan and Agreement entered into between SouthTrust and Mr. Malone in October 2000, upon his retirement, Mr. Malone became entitled to receive a lump sum payment in the amount of $7.58 million for compensation previously earned and deferred under such plan. Under the Wachovia Elective Deferral Plan and the Amended and Restated SouthTrust Deferred Compensation Plan, Mr. Malone previously earned, deferred and reported certain compensation benefits and is entitled to receive annual retirement benefits (subject to earnings adjustments) in the amount of approximately $321,250 for a period of ten years and $1.30 million for a period of fifteen years, respectively, based on his contributions to these plans. Under the Amended and Restated SouthTrust Executive Deferred Compensation Plan, Mr. Malone previously earned and reported certain compensation benefits and is entitled to receive $480,000 annually for the remainder of his life.

Miscellaneous.    Mr. Malone also became entitled to receive certain benefits payable to retired Wachovia employees generally, including accrued vacation and 401(k) savings plan payments. In addition, under the Wachovia Savings Restoration Plan available to certain Wachovia executives, Mr. Malone became entitled to receive an annual retirement benefit (subject to earnings adjustments) in the amount of approximately $10,545 for a period of ten years, based on his contributions to this plan and matching contributions as described in footnote (5) to the “Summary Compensation Table”.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Brown, Ingram and McDonald and Dr. Shaw, none of whom is, or has been, an officer or employee of Wachovia. See “Other Matters Relating to Executive Officers and Directors.”

Compensation Committee Report on Executive Compensation

Compensation Committee Responsibilities

Among other things, the Management Resources & Compensation Committee assists our board of directors in fulfilling the board’s responsibilities regarding:

•	Compensation of our executive officers and other senior officers, including oversight of our employee benefit and executive incentive plans, policies, programs and practices;

•	Evaluating the performance of our Chief Executive Officer and our other senior officers;

•	Evaluating and reviewing our management resources, including succession planning and management development activities; and

•	Compensation of directors.

In furtherance of these objectives, the Compensation Committee is responsible, among others, for:

•	Approving our corporate compensation philosophy, including overseeing and monitoring our executive compensation policies, plans and programs for our executive officers to ensure that they are consistent with that compensation philosophy and the long-term interests of our stockholders;

•	Annually reviewing and approving the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, and evaluating the CEO’s performance in light of these goals and objectives;

•	Based on the foregoing evaluation, determining and approving the CEO’s compensation;

•	Annually reviewing and approving the compensation, including incentive compensation, for our other executive officers;

•	Annually reviewing a “tally sheet” showing all compensation and benefit programs in which each executive participates as well as the cumulative value of these benefits;

•	Reviewing our policies regarding the tax deductibility of compensation paid to our executive officers, including establishing performance goals and certifying that performance goals have been attained;

•	Approving and administering incentive compensation plans, including stock-based plans, applicable to our executive officers, with authority to grant any cash or stock awards, to any executive officer;

•	Evaluating, reviewing and approving, as appropriate under the facts and circumstances, employment agreements, change in control agreements or severance agreements for any of our executive officers;

•	At least annually, in consultation with the independent members of the board and the CEO, reviewing succession planning and management development activities and strategies regarding the CEO and other members of senior management, and to assess our overall management resources; and

•	At least annually reviewing and evaluating the compensation of the board.

The Compensation Committee is composed of independent, non-employee directors who are not eligible to participate in management compensation programs. The Compensation Committee, in performing these duties, relies on the assistance of professionals in our Human Resources Division, outside compensation consultants, legal counsel, and where appropriate, senior management. The Compensation Committee meets in executive session without management for part of each scheduled meeting. The current members of the Compensation Committee are: Robert J. Brown, Robert A. Ingram, Mackey J. McDonald and Ruth G. Shaw. None of these individuals is, or has been, an officer or employee of Wachovia.

Compensation Philosophy

As noted above, the Compensation Committee is responsible for determining our overall corporate compensation philosophy. In that regard, the Compensation Committee has established guiding principles for Wachovia’s compensation program that are intended to:

•	Align the interests of senior management with the interests of Wachovia’s stockholders;

•	Attract and retain key talent needed to compete successfully in an intensely competitive environment;

•	Motivate executives with reasonable and competitive total compensation opportunities based on the sustained performance of Wachovia and each individual executive’s contributions to that performance;

•	Emphasize performance-based compensation over fixed salary; and

•	Use long-term equity programs based on the performance of Wachovia’s common stock to further align the interests of senior management with our stockholders.

At least twice a year, the Compensation Committee reviews Wachovia’s executive compensation programs with a nationally recognized executive compensation consultant. This consultant is independent from Wachovia and is engaged by, and reports directly to, the Compensation Committee. The consultant’s firm does not have any significant business relationships with Wachovia. These reviews include executive sessions without management present to ensure impartiality. These reviews are intended to assure:

•	Our executive compensation strategy supports our company strategy and corporate compensation philosophy;

•	Our overall compensation package, including the mix of base salary, short-term cash incentives and common stock incentives is competitive; and

•	Ensure our overall program is aligned with stockholders’ interests.

The senior management compensation program utilizes competitive peer group information to determine base salary, targeted and maximum incentive cash compensation levels and stock award guidelines. Wachovia establishes compensation targets for its senior management at the median of the peer market for base salary, annual cash incentives and stock-based compensation. These peer groups differ for each of the businesses headed by our executive and senior officers and generally consist of those comparable financial institutions that compete in the same markets, providing similar financial services and products. The peer groups will change over time and will consist of other major U. S. and global bank holding companies and other selected competitors that will vary depending upon the applicable business unit. The Compensation Committee believes that the most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index for comparing total stockholder value; therefore, peer groups for compensation purposes will not directly correspond to the broad list of institutions that make up the indices shown on page 36.

Compensation Program

Compensation paid to our executive officers for 2005 consisted primarily of salary, performance-based cash incentives and awards of stock options and restricted stock. The payment of cash incentives and awards of stock options and restricted stock are directly related to corporate and individual performance, as well as business unit performance, where relevant. As employees, our executive officers are eligible to participate in employee benefit programs generally available to our employees. In addition, we compensate our executive officers, including our CEO, with certain benefits that are not generally available to our employee population. In 2005, these benefits included the value of supplemental life and/or disability insurance premiums, payment of financial planning fees, use of corporate aircraft for certain travel, and participation in deferred compensation plans. Please refer to the “Summary Compensation Table” for 2005 compensation information regarding these benefits. These benefits are aligned with our desire to attract and retain superior management talent for the benefit of all Wachovia stockholders and are considered by the Compensation Committee as part of the overall executive compensation package. In early 2005, the Compensation Committee eliminated expense allowances for executive officers and increased base salaries in amounts equal to the discontinued expense allowance. The Compensation Committee also discontinued the practice of reimbursing expenses associated with joining and maintaining social club memberships in 2005.

The Compensation Committee reviewed 2005 compensation for the Named Officers relative to the competitive market and relative to results delivered on established objectives. The Compensation Committee concluded that their compensation is consistent with market practice and reasonable based on performance.

In addition, the independent consultant retained by the Compensation Committee has reviewed compensation for the Named Officers, and has affirmed the Compensation Committee’s conclusion that the compensation is market-competitive and well within competitive norms based on results achieved.

Base Salary

Members of senior management receive base salaries determined by the responsibilities, skills and experience related to their respective positions. Other factors considered in base salary determination are individual performance, the success of each business unit in the individual’s area of responsibility in achieving established profit and business plans, the competitiveness of the executive’s total compensation and Wachovia’s ability to pay an appropriate and competitive salary. Members of senior management are eligible for periodic increases in their base salary as a result of individual performance or significant increases in their duties and responsibilities. The amount and timing of an increase depends upon the individual’s performance, position of salary relative to the competitive market median salary, and the time interval and any added responsibilities since the last salary increase. The Compensation Committee reviews and approves any salary increases for executive officers, including the CEO. There were no increases in the base salary of the Named Officers in 2005 other than as a result of the elimination of the expense allowance noted earlier. The base salary for each of the Named Officers is reflected in the “Summary Compensation Table”.

Annual Cash Incentives

Wachovia provides performance-based annual cash incentive awards to our executive officers, including the CEO, under the covered officer incentive component of the stockholder approved 2003 Stock Incentive Plan (the “SIP”). The maximum individual award, including cash incentive and restricted stock awards, under the SIP is limited to 0.5% of Wachovia’s adjusted net income. Funding for the SIP is based on an assessment of Wachovia’s actual financial performance relative to the Compensation Committee’s pre-established financial performance goals:

•	If actual performance does not reach a certain threshold level of goal performance, the SIP does not fund;

•	If actual performance reaches a threshold level, the SIP funds at 50% of target;

•	If actual performance reaches the target level, the SIP funds at 100% of target; and

•	If actual performance reaches a superior level, the SIP funds at 200% of target.

For 2005, the Compensation Committee set financial performance goals using a cash earnings per share (“cash EPS”) goal of $4.46 and an economic profit (“EP”) goal of $4.925 billion. In 2005, Wachovia’s actual cash EPS met the cash EPS target of $4.46 and EP results of $4.882 billion were slightly below the 2005 goal. As a result, funding for the SIP was slightly below the target level. The Compensation Committee has discretion under the SIP to make adjustments to performance goals to include or exclude the effect of extraordinary, unusual or non-recurring items, gains or losses on the sale of Wachovia assets, changes in tax or accounting rules, or the effect of mergers or acquisitions. In 2005, the Committee did not adjust the performance goals in such manner.

Upon funding the SIP, individual awards for our executive officers are targeted to the competitive market median trends. Determination of individual awards is based primarily on financial performance, but includes a subjective assessment of individual performance, as appropriate. With regard to executives reporting directly to the CEO, the Compensation Committee considers the annual performance evaluation of those executives conducted by the CEO as well as the factors discussed below in determining base salary, annual cash incentives and stock-based compensation payable to such executives. Measures of individual performance include meeting business unit objectives, customer service goals, promoting corporate values and providing leadership to employees. In addition, the Compensation Committee considers Wachovia’s performance compared to the performance of Wachovia’s peer group in determining the appropriate levels of actual cash incentive awards. As indicated above, Wachovia’s financial performance results were essentially equal to the Compensation Committee’s pre-established performance goals. Upon also considering the subjective measures of individual performance and Wachovia’s performance versus its peers, the Compensation Committee approved the cash incentive award payments to our executive officers, including payments to the Named Officers that are set forth in the “Summary Compensation Table”.

Long-Term Stock-Based Compensation

The Compensation Committee believes that common stock ownership and stock-based compensation are the most effective means of maintaining a strong link between management objectives and stockholders’ long-term interests by focusing senior management on the creation of long-term stockholder value.

To reinforce the long-term perspective of stock-based compensation and emphasize the relationship between stockholders and senior management, Wachovia implemented stock ownership and share retention guidelines for senior management and for directors as described earlier under “Corporate Governance Policies and Procedures—Stock Ownership Requirements”.

The Compensation Committee determines on an annual basis which executives will receive stock awards as well as the type, size and restrictions on the awards. The Compensation Committee determines actual stock awards for executives based on the same financial and individual performance review applicable in determining the annual cash incentive award described above. Stock awards are targeted to the median of the competitive market and individual awards reflect the executive’s individual performance against established business objectives. Restricted stock awarded to our executive officers in 2005 was subject to forfeiture unless Wachovia achieved a 20% return on tangible equity. Wachovia met this goal for 2005 by achieving a 28.6% return on tangible equity. These awards are subject to further vesting requirements. The Compensation Committee reviews and approves all stock awards to our executive officers, including our CEO.

Deductibility of Executive Compensation

In April 2003, our stockholders approved the SIP, which was designed to allow Wachovia to deduct cash incentive and restricted stock awards made to the CEO and other covered officers. Section 162(m) of the Internal Revenue Code establishes a $1,000,000 limit on tax-deductible compensation paid to these officers to the extent this compensation is not performance-related. The Compensation Committee’s intention has been to modify our executive compensation plans to minimize the possibility of lost deductions wherever feasible. Under the SIP, awards may be made in the form of cash and restricted stock. These awards will be deductible as long as they are linked to achieving financial performance targets and payments do not exceed 0.5% of Wachovia’s adjusted net income.

2005 Compensation for the CEO

The Compensation Committee’s charter authorizes the Compensation Committee to establish our CEO’s compensation. With respect to any incentive compensation payable to the CEO, the Compensation Committee considers our corporate performance based on financial measures chosen by the Compensation Committee, relative stockholder return, the value of similar awards to chief executive officers at comparable companies, the awards given to the CEO in past years and other factors that the Compensation Committee deems appropriate. The CEO’s compensation is based on the same basic factors as described above for other members of senior management. The Compensation Committee’s determination of the CEO’s compensation is done in executive session, without the presence of management, including the CEO. In establishing the CEO’s base salary, cash incentive awards and stock awards for 2005, the Compensation Committee considered Wachovia’s overall performance. The Compensation Committee believes that Mr. Thompson has continued to provide strong leadership for Wachovia and substantial progress towards stated corporate priorities including revenue growth, customer loyalty, employee engagement, corporate governance, lower operating costs and successful merger integrations. These factors were considered in conjunction with Wachovia’s financial results in relation to its established business plan and in comparison with the performance of peer organizations in determining an appropriate level of compensation. Specifically, Wachovia’s total stockholder return for 2005 was 4.3%, sixth among the top 20 banking companies in the U.S. and was 60.6% for the 3-year period ending December 31, 2005, which was 3rd among companies in our peer group. Mr. Thompson’s 2005 SIP cash incentive award was based on the above considerations and Wachovia’s performance with respect to achieving its financial goals as described above in this report under the heading “Annual Cash Incentives”.

The Compensation Committee awarded Mr. Thompson 418,864 non-qualified stock options and 113,110 shares of Wachovia restricted stock in April 2005. The restricted shares were subject to the performance requirement described above under “Long-Term Stock-Based Compensation” and will vest ratably over 5 years from the anniversary of the award. Additional information about these stock awards is included in the “Summary Compensation Table” and the “Option/SAR Grants Table”.

In December 2005, Mr. Thompson requested that the Compensation Committee terminate his employment agreement with Wachovia which created certain contractual obligations, including potential future severance arrangements. The Compensation Committee considered and approved the request, and Mr. Thompson no longer has an employment agreement with Wachovia.

RUTH G. SHAW, Chair

ROBERT J. BROWN

ROBERT A. INGRAM

MACKEY J. MCDONALD

Performance Graph

The following graph compares (i) the yearly change in the cumulative total stockholder return on Wachovia common stock with (ii) the cumulative return of the Standard & Poor’s 500 Stock Index (“S&P 500”), and the Keefe, Bruyette & Woods, Inc. Bank Stock Index (“BKX”). The graph assumes that the value of an investment in Wachovia common stock and in each index was $100 on December 31, 2000, and that all dividends were reinvested. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

The S&P 500 and the BKX are market-capitalization-weighted indices, meaning that companies with a higher market value count for more in the indices. The BKX includes the 24 bank holding companies with the largest market capitalizations in the U.S.

	December 31,
	2000	2001	2002	2003	2004	2005
Wachovia	$100.00	116.21	138.74	182.14	212.12	221.00
S&P 500	100.00	88.15	68.79	88.29	97.77	102.50
BKX	100.00	97.72	87.42	116.97	128.70	132.53

Other Matters Relating to Executive Officers and Directors

Our executive officers and directors (including their immediate family members and organizations with which they are affiliated) are customers of ours and, in some cases, have lending relationships with Wachovia’s banking subsidiaries. In management’s opinion, the lending relationships with these directors and officers were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers and do not involve more than normal collection risk or present other unfavorable features. In addition to these lending relationships, some directors and their affiliated organizations provide services or otherwise do business with Wachovia and its affiliated entities, and we in turn provide services, including retail brokerage, investment banking and other financial services, or otherwise do business with the directors and their organizations, in each case in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons. See “Corporate Governance Policies and Practices—Director Independence”. During 2005, Wachovia engaged in transactions in the ordinary course of business with Barclays Global Investors, NA and certain of its affiliated entities. Barclays Global Investors, NA beneficially owned more than 5% of the outstanding shares of Wachovia common stock as of December 31, 2005. Such transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires the directors and executive officers subject to that Section to file reports with the SEC and the NYSE relating to their ownership of Wachovia common stock and Dividend Equalization Preferred shares and any changes in that ownership. To our knowledge, based solely on a review of copies of the reports that we received and written representations from the individuals required to file the reports, during the year ended December 31, 2005, all Section 16(a) reports applicable to directors and executive officers were filed on a timely basis, except as set forth in prior proxy statements and except for a late filing by: Donald K. Truslow, a Section 16(a) reporting officer, relating to the vesting in April 2005 of 15,500 restricted common stock units due to a miscommunication with an unaffiliated stock plan vendor. In the situation noted above, the failure to file a timely report was inadvertent and promptly corrected after discovery of the reporting obligation.

PROPOSAL 2.	PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITORS

The Audit Committee of the board has appointed KPMG LLP as Wachovia’s auditors for the year 2006 and, in accordance with established policy, that appointment is being submitted to stockholders for ratification. In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change so long after the beginning of the current year, but that vote would be considered in connection with the auditors’ appointment for 2007.

KPMG LLP were our auditors for the year ended December 31, 2005, and a representative of the firm is expected to attend the meeting, respond to appropriate questions and, if the representative desires, which is not now anticipated, make a statement.

The following table sets forth the aggregate fees for professional services provided by KPMG LLP to Wachovia for the calendar years 2005 and 2004.

FEES PAID TO INDEPENDENT AUDITORS

	2005	2004
Audit Fees (1)	$17,123,875	12,455,270
Audit-Related Fees (2)	6,660,637	6,695,461
Tax Fees (3)	4,429,903	3,875,400
All Other Fees (4)	555,355	1,897,416

Total Fees	$28,769,770	24,923,547

(1)	These are fees paid for professional services rendered for the audit of Wachovia’s annual consolidated financial statements and internal controls, for the reviews of the consolidated financial statements included in Wachovia’s quarterly reports on Form 10-Q, and for services normally provided in connection with statutory or regulatory filings or engagements.
(2)	These are fees paid for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under “Audit Fees” above, including fees relating to audits of financial statements of employee benefit plans and certain subsidiaries, internal control reports, and internal control related services.
(3)	These are fees paid for professional services rendered for tax compliance, tax planning, and tax advice. For 2005 and 2004, tax fees included tax compliance fees of approximately $2.8 million and $2.6 million, respectively.
(4)	These are fees paid for permissible work performed by KPMG LLP that does not meet the above categories, consisting of risk management services, merger integration assistance, forensic services and business process reviews.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee pre-approves all audit, audit-related and non-audit services provided by our independent auditors, KPMG LLP, prior to the engagement of KPMG LLP with respect to those services. Generally, prior to or at the beginning of each year, Wachovia’s management submits to the Audit Committee detailed information regarding the specific audit, audit-related and permissible non-audit services with respect to which it recommends the Committee engage the independent auditors to provide for the fiscal year. Management discusses the services with the Audit Committee, including the rationale for using our independent auditors for non-audit services, including tax services, and whether the provision of those non-audit services by KPMG LLP is compatible with maintaining the auditors’ independence. Thereafter, any additional audit, audit-related or non-audit services that arise and that were not submitted to the Audit Committee for pre-approval at the beginning of the year are also similarly submitted to the Audit Committee for pre-approval. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve the engagement of the independent auditors when the entire Committee is unable to do so. All such pre-approvals are then reported to the entire Committee at the next Committee meeting.

In the Matter of KPMG LLP Certain Auditor Independence Issues. As Wachovia has disclosed in our 2005 Annual Report on Form 10-K, the Securities and Exchange Commission has requested Wachovia to produce certain information concerning any agreements or understandings by which Wachovia referred clients to KPMG LLP during the period January 1, 1997 to November 2003 in connection with an inquiry regarding the independence of KPMG LLP as Wachovia’s outside auditors during such period. Wachovia is continuing to cooperate with the SEC in its inquiry, which is being conducted pursuant to a formal order of investigation entered by the SEC on October 21, 2003. Wachovia believes the SEC’s inquiry relates to certain tax services offered to Wachovia customers by KPMG LLP during the period from 1997 to early 2002 and whether these activities might have caused KPMG LLP not to be “independent” from Wachovia, as defined by applicable accounting and SEC regulations requiring auditors of an SEC-reporting company to be independent of the company. Wachovia and/or KPMG LLP received fees in connection with a small number of personal financial consulting transactions related to these services. KPMG LLP has confirmed to Wachovia that during all periods covered by the SEC’s inquiry, including the present, KPMG LLP was and is “independent” from Wachovia under applicable accounting and SEC regulations. The Audit Committee carefully considered all available relevant information about this matter, including during its discussions regarding the auditors’ independence described in the Audit Committee Report beginning on page 18, when making its determination to appoint KPMG LLP as our auditors for 2006.

See also “Proposal 1—Audit Committee Report”.

The board recommends that stockholders vote “FOR” this proposal. Proxies, unless indicated to the contrary, will be voted “FOR” this proposal.

PROPOSAL 3.	A STOCKHOLDER PROPOSAL REGARDING FUTURE SEVERANCE ARRANGEMENTS

Trowel Trades S&P 500 Index Fund, of P.O. Box 75000, Detroit, Michigan 48275, an owner of 53,671 shares of Wachovia common stock, has advised Wachovia that it intends to present the following proposal and supporting statement at the meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, that are presented as received by Wachovia and for which Wachovia and our board accept no responsibility, are set forth below.

“RESOLVED: that the shareholders of Wachovia Corporation (“the Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus. “Future severance agreements” include employment agreements containing severance provisions, retirement agreements and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments and the estimated present value of periodic retirement payments, fringe benefits, perquisites and consulting fees to be paid to the executive.

SUPPORTING STATEMENT

In our opinion, severance agreements as described in this resolution, commonly known as “golden parachutes”, are excessive in light of the high levels of compensation enjoyed by senior executives at the Company and U.S. corporations in general.

We believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the Board of Directors from manipulation in the event a senior executive’s employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option if this proposal were implemented of seeking shareholder approval after the material terms of the agreement were agreed upon.

For those reasons, we urge shareholders to vote for this proposal.”

Position of the Board

Wachovia’s board recommends that stockholders vote “AGAINST” the proposal set forth above for the following reasons:

•	If adopted, the proposal would place Wachovia at a competitive disadvantage for executive talent;

•	If adopted, the proposal would place unnecessary restrictions on our board’s exercise of their fiduciary duties; and

•	If adopted, the proposal would be burdensome and costly to administer.

The board believes that executive severance agreements are an important tool for Wachovia to use to recruit and retain highly qualified senior executives in a very competitive environment. In accordance with the duties set forth in its charter, the Compensation Committee oversees the compensation of Wachovia’s executive officers. The Compensation Committee, which is composed entirely of independent, non-employee directors, exercises its fiduciary duties and oversight responsibilities in implementing compensation and severance arrangements for Wachovia’s senior officers that it determines are appropriate based on the facts and circumstances. The Compensation Committee recognizes its responsibility to recommend and approve executive compensation decisions that are in the best interests of Wachovia, consistent with the board’s compensation philosophy described on page 32 of this proxy statement, and the long-term interests of Wachovia’s stockholders. The Compensation Committee believes that severance arrangements, in certain circumstances, allow Wachovia to achieve its desired goals of recruiting, motivating and retaining the best possible executive talent in an effort to maximize stockholder returns.

Employment or severance agreements are designed to attract and retain highly qualified executives and to motivate executives to maximize stockholder returns. In many instances, prospective senior executives must forfeit accumulated compensation and retirement and pension benefits with their current employer in order to accept a new position with Wachovia. Importantly, in exchange for an agreement to provide severance, Wachovia obtains valuable non-competition and non-solicitation covenants for its protection from the executive. In other instances, Wachovia may engage in an acquisition in which Wachovia’s board deems it advisable and in the best interests of Wachovia’s stockholders to assume or renegotiate existing severance arrangements with certain senior officers of the acquired company. Such severance agreements are intended to ensure the retention of those executives whose continued employment would be invaluable to Wachovia following such a transaction. The board believes that adoption of this proposal would have a significant adverse effect on Wachovia’s ability to recruit and retain the leadership talent of such individuals and would put Wachovia at a severe competitive disadvantage. In addition, the proposal is so broad in scope that it has the potential to include payments under various benefit plans and agreements not understood to be covered, which could have a tremendous disruptive effect for Wachovia’s recruiting practices as well as on its current senior executives.

Recognizing stockholders’ desire that departing executives not receive excessive pay packages from Wachovia, the Compensation Committee will continue to evaluate the advisability of using reasonable employment or severance agreements and whether such agreements are in the best interests of Wachovia and its stockholders. In some instances it may be appropriate to not have an employment or severance agreement, as is the case with Mr. Thompson, who recently requested termination of his employment agreement, including applicable severance provisions, with Wachovia. The Compensation Committee approved termination of Mr. Thompson’s employment agreement in December 2005. As a result, Mr. Thompson will be entitled to receive a salary and incentive compensation as determined by the board as well as employee benefits which similarly situated Wachovia employees are eligible to receive. The board believes that it is ultimately in the stockholders’ best interests that the Compensation Committee retain the responsibility and the flexibility to tailor appropriate compensation and severance arrangements for Wachovia’s executives rather than being restricted by the rigid limitations in this proposal.

The board also believes that implementation of this proposal would be impractical, costly and disruptive for Wachovia. From a practical standpoint, the proposal would prevent Wachovia from being able to make binding offers and commitments of employment more than once a year. Otherwise, Wachovia would be forced either to incur significant expense to convene a special stockholders’ meeting for the sole purpose of voting on a proposed agreement or to delay finalizing an agreement until after its approval at the next annual meeting of stockholders. Such a delay would place Wachovia at a significant competitive disadvantage in recruiting and retaining executive talent because severance agreements offered by Wachovia would be subject to uncertainty and, therefore, less valuable than competing offers with final terms provided by our competitors for executive talent.

The board believes that it is in the best interests of Wachovia’s stockholders for the board and the Compensation Committee to continue to be able to exercise their fiduciary duties without the restrictions imposed by this proposal, and have the flexibility to make decisions with respect to severance arrangements without the rigid and arbitrary limitations proposed. Therefore, the board believes that it would not be in the best interests of Wachovia and its stockholders to adopt this proposal on future severance agreements.

WACHOVIA’S BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED “AGAINST” THIS PROPOSAL.

PROPOSAL 4.	A STOCKHOLDER PROPOSAL REGARDING REPORTING POLITICAL CONTRIBUTIONS

The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20005, an owner of 1,067 shares of Wachovia common stock, has advised Wachovia that it intends to present the following proposal and supporting statement at the meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, that are presented as received by Wachovia and for which Wachovia and our board accept no responsibility, are set forth below.

“Shareholder Proposal”

Resolved, that the shareholders of Wachovia (“Wachovia” or the “Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code including the following:

a.	An accounting of the Company’s funds contributed to any of the organizations described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to contribute;

c.	The internal guidelines or policies, if any, governing the Company’s political contributions.

This report shall be presented to the Board of Directors’ Audit Committee or other relevant oversight committee, and posted on the Company’s website.

Supporting Statement

As long-term shareholders of Wachovia, we support policies that apply transparency and accountability to corporate political giving. Absent a system of accountability, we believe that corporate executives will be free to use the Company’s assets for political objectives that are not in the interests of the Company and its shareholders. We are concerned that there is currently no single source of information that provides all of the information sought by this resolution.

Working Americans do business with our Company as depositors and brokerage clients. They invest their retirement savings through Wachovia and own shares in the Company itself. We believe these relationships are based on the expectation of trust in Wachovia. In our view, this trust is imperiled by Wachovia’s partisan role in the national debate on Social Security that affects the retirement security of our Company’s depositors and investors.

Our Company has been a member of the Alliance for Worker Retirement Security (“AWRS”), which is in our opinion the main business-backed lobby group for privatization of Social Security. Wachovia is one of only two known financial services firms remaining in AWRS (Charlotte Observer, 2/7/05), and as the group’s director pointed out, there is no reason to belong to AWRS except to support privatization (St. Louis Post Dispatch, 2/9/05). In addition, Wachovia Securities CEO Daniel Ludeman is Chairman of the Securities Industry Association, which has backed privatization for years (USA Today, 2/18/97).

We believe that Wachovia’s support for these groups creates a serious potential conflict of interest between the Company’s own interest in profits from managing privatized Social Security accounts and the interests of its clients in preserving Social Security in its current form. For this reason, we believe that complete political contributions disclosure by the Company is necessary for the Board and its shareholders to be able to fully evaluate the political use of corporate assets.”

Position of the Board

Wachovia’s board recommends that stockholders vote “AGAINST” the proposal set forth above for the following reasons:

•	Federal and state election laws already require extensive disclosure;

•	Wachovia’s policy is that it does not use corporate funds to make contributions to political candidates, political parties or committees, or political entities organized under Section 527 of the Internal Revenue Code; and

•	If adopted, the proposal would serve no useful purpose, be overly burdensome and result in unnecessary expense for Wachovia stockholders.

The board believes that it would not be in the best interests of Wachovia and its stockholders to adopt this proposal. Federal and state laws already require extensive disclosure of political contributions, and Wachovia complies with all applicable laws and regulations regarding political contributions and disclosure. In addition, information regarding Wachovia’s policies on political contributions is located at Wachovia’s website. The board believes that any additional disclosures or reports prepared by Wachovia relating to its political contributions and activities would result in unnecessary duplication and expense for Wachovia and its stockholders.

As a large financial services company involved in many different businesses, including consumer and commercial lending, securities brokerage, asset and wealth management and insurance, Wachovia is subject to significant federal, state and local regulation. Wachovia recognizes that these regulations can have a profound impact on the way we operate our business, deliver value to our stockholders, support our employees and serve our customers and communities. To increase the likelihood that our views on legislative and regulatory developments affecting Wachovia and its constituencies are included in the legislative process, the board believes that it is in the best interests of Wachovia and its stockholders that Wachovia be an active participant in the electoral process.

Wachovia’s policy, however, is that it does not use corporate funds to make contributions to political candidates, political parties or committees, or political entities organized under Section 527 of the Internal Revenue Code. Instead, Wachovia’s political activities consist primarily of Wachovia’s sponsorship of political action committees, known as PACs, which solicit and accept voluntary contributions from eligible employees and make political contributions to federal, state and local candidates and candidate committees that promote responsible government and support effective financial legislation important to Wachovia and its stockholders. Decisions regarding political contributions by the PACs are subject to the oversight of the board of trustees for each PAC based upon advancing the best interests of Wachovia and its stockholders and the recommendations made voluntarily by contributing Wachovia employees. Any Wachovia employee who contributes to a PAC may request a PAC contribution for a candidate and/or candidate committee. As required by law, all PAC contributions are reported on a periodic basis to the Federal Election Commission and to the appropriate state election authorities. Reports made to those agencies are a matter of public record. In addition, Wachovia’s PACs and political contributions made by the PACs are subject to annual internal audits.

The board believes that the legally required disclosures currently being made by our PACs and the recipients of political contributions from the PACs, as well as Wachovia’s internal oversight process and policies and procedures, are more than adequate and that any additional disclosure would serve no useful purpose, would be burdensome, and would result in an unnecessary duplication and expense for Wachovia’s stockholders.

WACHOVIA’S BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED “AGAINST” THIS PROPOSAL.

PROPOSAL 5.	A STOCKHOLDER PROPOSAL REGARDING SEPARATING THE OFFICES OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Mr. Richard A. Dee, of 115 East 89th Street, New York, New York 10128, an owner of 100 shares of Wachovia common stock, has advised Wachovia that he intends to present the following proposal and supporting statement at the meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, that are presented as received by Wachovia and for which Wachovia and our board accept no responsibility, are set forth below.

“Stockholders hereby request that the Wachovia Corporation Board of Directors adopt promptly a resolution requiring that the Chairman of the Board serve in that capacity only, and have no management duties, titles or responsibilities.

“When someone acts, for example, as both a corporation’s Chairman and its CEO, a vital separation of power and responsibility is eliminated—and the owners of the corporation, its stockholders, are deprived not only of a crucial protection against conflicts of interest, they are deprived of a clear and direct channel of communication with the corporation.

“What stockholder-damaging conflicts of interest can be more serious than those that so often occur when overseers are allowed to oversee and supervise themselves? When a corporation’s Chairman is also its CEO, such conflicts can and do happen.

“At Enron, WorldCom, Tyco, and other legends of mismanagement and/or corruption, the Chairmen also served as CEO’s. Their dual roles helped those individuals to achieve virtually total control of the companies.

“When a Chairman runs a company, the information received by directors and others may or may not be accurate. If a CEO wants to cover up corporate improprieties, how difficult is it to convince subordinates to go along? If they disagree, to whom do they complain? The Chairman?

“As banker, investment banker, and concerned and outspoken stockholder, my experience with corporate chairmen, presidents, CEO’s, and directors has been very considerable. And I do not come lately to Corporate Governance. The terms was new when, in 1979, I originated and sponsored the first Corporate Governance proposal ever voted upon—at 3M Company, calling upon that company to reconstitute its board so that a majority of directors would be non-management Outside Directors.

“Few individual stockholders know enough about companies to question their activities. Institutional stockholders, many of whom know little if any more, all too often are too busy currying favor with managements to have the guts to question them—and thereby risk whatever access they may have to the widely profitable “Inside Information Superhighway”. Such combinations of un-informed stockholders has proven to be a recipe for corporate disasters.

“Stockholders must continue to expect the unexpected unless and until they demand that company boards be composed of substantial majorities of independent and objective outside directors who are particularly well-qualified to serve their interests—and until directors select as chairmen those who are independent of managements.

“While individual stockholders are responsible only to themselves, institutional stockholders are responsible to millions of investors. And all too often they have betrayed not only their moral obligations, but their duties as fiduciaries.

“Efforts to improve Corporate Governance are found increasingly in stockholder proposals such as this—proposals opposed widely by institutional stockholders. It is time for those whose financial futures are in the hands of money managers to inform those fiduciaries that they expect them to recognize their duties and to fulfill their legal obligations. There is no higher priority. Voting in favor of this proposal will help.

“Please vote FOR this proposal.”

Position of the Board

Wachovia’s board recommends that stockholders vote “AGAINST” the proposal set forth above for the following reasons:

•	If adopted, the proposal would unnecessarily reduce the board’s flexibility in corporate governance matters;

•	Wachovia’s lead independent director structure is a recognized viable corporate governance structure having benefits very similar to the proposal; and

•	Wachovia’s strong corporate governance practices and its corporate performance do not require the changes requested in the proposal.

The board believes that it would not be in the best interests of Wachovia and its stockholders to require that the Chairman of the Board serve in that capacity only and have no management duties, titles or responsibilities. The proposal would prevent Wachovia’s Chief Executive Officer from also serving as Chairman of the Board, and suggests that separating the role of Chairman of the Board from the Chief Executive Officer is necessary for ensuring an independent board. The board strongly disagrees with the proposal because it believes that its existing corporate governance practices already provide for strong independent leadership on the board, as well as direct accountability to stockholders.

As provided in the board’s Corporate Governance Guidelines, the board believes that a substantial majority of the board should consist of independent directors, and following this annual meeting 88% of the members of the board will be independent directors, as determined in accordance with NYSE rules and the board’s independence standards described beginning on page 12 of this proxy statement. Each of the members of the board’s Corporate Governance & Nominating Committee, Audit Committee and Management Resources & Compensation Committee are independent directors.

The board’s independent leadership is further enhanced by the existence of a lead independent director, which has been in place at Wachovia since 2000. The lead independent director is elected by the independent directors and has clearly delineated duties. As set forth in the board’s Corporate Governance Guidelines, the lead independent director, among other things, assists the Chairman of the Board with board related matters, including approving meeting schedules and agendas, and acts as a liaison between the Chairman and the independent directors. The board understands that corporate governance experts recognize that having a lead independent director is a viable corporate governance structure, having benefits very similar to separating the role of Chairman of the Board and the Chief Executive Officer.

The board believes that the existence of the lead independent director, as well as some of its other governance practices, ensures the independent exchange of information among Wachovia’s independent directors and provides Wachovia and its stockholders with the same benefits that the proposal suggests may only be obtained by separating the role of Chairman of the Board and Chief Executive Officer. For example, as set forth in the board’s Corporate Governance Guidelines or as provided in other practices of the board or Wachovia,

•	the board meets with the non-management directors in executive session at least three times a year;

•	the lead independent director presides at all meetings of the non-management directors and the independent directors;

•	the lead independent director may also call meetings of the independent directors, if desired;

•	the board has provided a process for stockholders to communicate directly with one or more directors, including the lead independent director; and

•	Wachovia’s corporate governance website also provides a method for interested parties to communicate directly with the board’s Audit Committee.

As noted in the board’s Corporate Governance Guidelines, given the existence of the lead independent director and Wachovia’s overall governance profile, as well as the board’s belief that it should maintain the flexibility to determine the leadership of Wachovia, the board does not have a fixed policy regarding the separation of the offices of the Chairman of the Board and Chief Executive Officer. The stockholder proposal, however, would unnecessarily eliminate the flexibility of the board to consider whether a member of management is the best suited to serve as Chairman of the Board at a given time. The board believes that Wachovia and its stockholders benefit from the board’s current ability to freely select the Chairman of the Board based on criteria that it deems to be in the best interests of Wachovia and its stockholders.

In the board’s view, Wachovia’s stockholders have benefited from the board’s current sound corporate governance practices and strong independent board leadership, and there is no need to require the separation of the role of Chairman of the Board from Chief Executive Officer. Wachovia’s performance, which includes four consecutive years of double digit earnings per share growth and a stock that has significantly outperformed the Keefe, Bruyette & Woods Bank Stock Index and the S&P 500 Index (as shown on page 36 of this proxy statement), is solid evidence that our current corporate governance structure is working.

WACHOVIA’S BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED “AGAINST” THIS PROPOSAL.

PROPOSAL 6.    A STOCKHOLDER PROPOSAL REGARDING MAJORITY VOTING IN DIRECTOR ELECTIONS

The Sheet Metal Workers’ National Pension Fund, Edward F. Carlough Plaza, 601 North Fairfax Street, Suite 500, Alexandria, Virginia 22314, an owner of 50,067 shares of Wachovia common stock, has advised Wachovia that it intends to present the following proposal and supporting statement at the meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, that are presented as received by Wachovia and for which Wachovia and our board accept no responsibility, are set forth below.

“Director Election Majority Vote Standard Proposal”

Resolved: That the shareholders of Wachovia Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in North Carolina. North Carolina law provides that directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present unless otherwise provided in the articles of incorporation (See Ch. 55 North Carolina Business Corporation Act, section 55-7-28(a), Voting for directors; cumulative voting).

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoran, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.”

Position of the Board

Wachovia’s board recommends that stockholders vote “AGAINST” the proposal set forth above for the following reasons:

•	Wachovia’s board has adopted a policy that already substantively addresses situations where a director receives a majority withheld vote;

•	Wachovia’s board believes its policy provides a more flexible and deliberative manner for addressing withheld votes in director elections; and

•	Wachovia’s board recognizes that the majority vote standard is evolving and the board believes that it is premature and unnecessary to amend Wachovia’s articles of incorporation to provide for a majority vote standard.

Wachovia’s board is committed to developing and operating under corporate governance principles and practices that are designed to maximize long-term stockholder value, align the interests of the board and management with those of Wachovia’s stockholders, and promote the highest ethical conduct among Wachovia’s directors and employees. In this regard, the board recognizes the importance of the stockholders’ role in the election of directors, and for the past several months has been monitoring and studying the extensive public debate regarding the majority vote standard in director elections, including whether to amend its articles of incorporation as requested by the stockholder proposal.

After careful consideration, in February 2006, the board addressed the concerns raised by the above stockholder proposal by amending its Corporate Governance Guidelines to provide that in an uncontested election, a nominee for whom a greater number of votes are “withheld” than are cast “for” his or her election must promptly tender his or her resignation to the Corporate Governance & Nominating Committee. As described on page 3 of this proxy statement, the board, with the recommendation of the Corporate Governance & Nominating Committee, then must either accept or reject the resignation within 90 days following the stockholders’ meeting and must explain its decision in a publicly filed SEC filing. Any director tendering his or her resignation would not participate in the Corporate Governance & Nominating Committee’s and the board’s deliberations.

In light of the board’s majority vote policy, the board believes that it is not necessary or prudent to amend Wachovia’s articles of incorporation to provide for majority voting as requested in the stockholder proposal. The board believes that its majority vote policy is an effective and flexible method of immediately providing stockholders with a meaningful role in the election of directors. The board’s policy provides for the board to consider the resignation of a director who fails to receive a majority vote, and there is no reason to believe that the board would not act thoughtfully and responsibly should those circumstances arise. In the board’s view, its majority vote policy addresses the same concerns described in the stockholder proposal. Moreover, the board’s majority vote policy is just one of several actions the board has taken recently to strengthen its corporate governance practices. For example, as described on page 5 of this proxy statement, the board will propose at Wachovia’s 2007 annual meeting of stockholders, and recommend for approval, amendments to Wachovia’s articles of incorporation to declassify Wachovia’s board of directors. The board believes that its majority vote policy, together with the board’s existing strong corporate governance practices, demonstrates the board’s commitment to ensuring director accountability to our stockholders.

The board recognizes that the majority vote standard is an evolving and developing standard that is undergoing an extensive evaluation among investors, corporate governance experts, nominating committees and various organizations, such as the American Bar Association. In addition, the board understands that any majority vote standard or policy will have to take into account various legal and technical issues that may arise in the event that one or more directors do not receive a majority vote. These issues include, among others, dealing with the role of holdover directors (i.e., those incumbent directors who fail to receive a majority vote and continue as directors under North Carolina law until replaced, the size of the board is reduced or the director resigns) in the board’s decision to replace a director or reduce the size of the board, as well as the potential adverse impact of failing to comply with NYSE listing standards regarding independence or maintaining directors with particular qualifications, such as financial expertise. The board believes that addressing these issues, as well as further developments and refinements in the evolving majority vote standard, requires a policy that provides for a level of flexibility that may serve to benefit stockholders. As noted in the stockholder proposal, the adoption of the majority vote standard requested in the proposal can only be accomplished under North Carolina law through an amendment to Wachovia’s articles of incorporation, which would require approval of Wachovia’s stockholders. Accordingly, any further enhancements or refinements of the majority vote standard included in the articles of incorporation could take up to two years to implement because Wachovia would have to first obtain stockholder approval of an amendment to its articles and such amendment would then be in effect for the following year’s director elections.

In view of the continuing development of the majority vote standard and the fact that the board’s existing majority vote policy immediately provides Wachovia’s stockholders with a meaningful role in the election of directors, the board believes that it would be premature and unnecessary at this time to amend Wachovia’s articles of incorporation to provide for the majority vote standard described in the stockholder proposal.

WACHOVIA’S BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED “AGAINST” THIS PROPOSAL.

OTHER STOCKHOLDER MATTERS

Management is not aware of any other matters to be voted on at the meeting. If any other matters are presented for a vote, the enclosed proxy confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy, as to those matters.

Stockholder proposals intended to be included in our proxy statement and voted on at the 2007 Annual Meeting of Stockholders must be received at our offices at 301 South College Street, Charlotte, North Carolina 28288-0013, Attention: Corporate Secretary, on or before November 13, 2006. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement and form of proxy.

Pursuant to Wachovia’s bylaws, in order for any business not included in the proxy statement for the 2007 Annual Meeting of Stockholders to be brought before the meeting by a stockholder, the stockholder must be entitled to vote at that meeting and must give timely written notice of that business to Wachovia’s Corporate Secretary. That meeting is currently scheduled to be held on April 17, 2007, and to be timely, the notice must not be received any earlier than January 18, 2007 (90 days prior to April 18, 2007, the first anniversary of this year’s annual meeting date), nor any later than February 17, 2007 (60 days prior to April 18, 2007). If the date of the meeting is advanced by more than 30 days or delayed by more than 60 days from April 18, 2007, the notice must be received no earlier than the 90th day prior to the 2007 annual meeting and not later than either the 60th day prior to the 2007 annual meeting or the tenth day after public disclosure of the actual meeting date, whichever is later. The notice must contain the information required by our bylaws. Similarly, a stockholder wishing to submit a director nomination directly at an annual meeting of stockholders must deliver written notice of the nomination within the time period described in this paragraph and comply with the information requirements in our bylaws relating to stockholder nominations. For information regarding stockholder nominations to be considered by the Corporate Governance & Nominating Committee, see “Corporate Governance Policies and Practices—Director Nomination Process”. A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time-frames described above. A copy of our bylaws is available upon request to: Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0013, Attention: Corporate Secretary. The Chairman of the meeting may exclude matters that are not properly presented in accordance with the foregoing requirements.

MISCELLANEOUS

The information referred to under the captions “Compensation Committee Report on Executive Compensation”, “Performance Graph”, “Audit Committee Report” and the second paragraph and table under the caption “Security Ownership of Certain Beneficial Owners” (to the extent permitted under the 1934 Act) (i) shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the 1934 Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by Wachovia under the 1934 Act or the Securities Act of 1933, shall not be deemed to be incorporated by reference in any such filing.

March 13, 2006

Appendix A

Director Independence Standards

The rules of the New York Stock Exchange (“NYSE”) provide that a Wachovia director does not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with Wachovia. The NYSE rules require a board to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with Wachovia, and permit the board to adopt and disclose standards to assist the board in making determinations of independence. Accordingly, the board has adopted the independence standards outlined below to assist the board in determining whether a director has a material relationship with Wachovia. These independence standards should be read together with the NYSE’s independence rules, including the bright line tests and the applicable look-back periods contained in the NYSE’s rules.

Customer Relationships

General Standard for Wachovia Customer Relationships

A lending, deposit, banking, brokerage, investment advisory, investment banking, insurance, trust, custodial or other customer relationship between Wachovia and (i) a director, (ii) an Affiliated Entity of a director, (iii) an Immediate Family Member, or (iv) an Affiliated Entity of an Immediate Family Member will not be deemed a material relationship if the relationship was made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons and, to the extent applicable, the relationship satisfies the other specific customer relationship standards for the director and Immediate Family Member relationships described below.

Specific Standards for Wachovia Customer Relationships

A relationship is not material if Wachovia is providing financial services to an entity where a director is an employee, or to an entity where an Immediate Family Member is an executive officer, and the payments (i.e. interest payments and fees on loans and fees for financial services) made by the entity to Wachovia, or received by the other entity from Wachovia, for such financial services, in any fiscal year, are less than the greater of $1 million or two percent of such other entity’s consolidated gross revenues.

Lending Relationships

A relationship is not material if Wachovia is providing lending services to (i) a director, (ii) an Affiliated Entity of a director, (iii) an Immediate Family Member, or (iv) an Affiliated Entity of an Immediate Family Member who shares the director’s home or who is financially dependent on the director and

(a) the loan or extension of credit was made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as, and following credit underwriting procedures that were not less stringent than, those prevailing at the time for comparable transactions with other nonaffiliated persons;

(b) the loan or extension of credit when made did not involve more than the normal risk of collectability or, from Wachovia’s perspective, present other unfavorable features;

(c) the loan or extension of credit otherwise complies with applicable law, including Regulation O of the Federal Reserve Board; and

(d) the loan or extension of credit is not classified as nonaccrual, past due, restructured or potential problems (as provided in Item III.C.1. and 2. of Industry Guide 3, Statistical Disclosure by Bank Holding Companies).

Supplier or Other Business Relationships

General Standard for Supplier or Other Business Relationships

A supplier or other business relationship between Wachovia and (i) a director, (ii) an Affiliated Entity of a director, (iii) an Immediate Family Member, or (iv) an Affiliated Entity of an Immediate Family Member will

A-1

not be deemed a material relationship if the relationship was made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons and, to the extent applicable, the relationship satisfies the other specific business relationship standard for the director and Immediate Family Member relationships described below.

Specific Standard for Supplier or Other Business Relationships

The supplier or other business relationship is not material if the business transaction involves Wachovia and an Affiliated Entity of a director, or an Affiliated Entity of an Immediate Family Member, and the payments made by the entity to Wachovia, or received by the other entity from Wachovia, for property or services, in any fiscal year, are less than the greater of $1 million or two percent of such other entity’s consolidated gross revenues.

Family Relationships

The employment by Wachovia of an Immediate Family Member will not be deemed a material relationship if (i) the Immediate Family Member is not an executive officer of Wachovia and (ii) the compensation and benefits of the Immediate Family Member were established by Wachovia in accordance with the compensation policies and practices applicable to Wachovia employees in comparable positions.

Charitable Relationships

Contributions, other than matching gift contributions, by Wachovia or the Wachovia Foundation, to a non-profit entity, including educational institutions, where a director or an Immediate Family Member is employed as an executive officer will not be deemed a material relationship if the contributions, in any fiscal year, are less than the greater of $1 million or two percent of such other entity’s consolidated gross revenues.

Consulting or Advisory Relationships

A director may not accept from Wachovia any payments for consulting, advisory or other personal services, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

Other Relationships

Relationships, including charitable relationships, between Wachovia and an entity, including a non-profit entity or other charitable organization, where a director or an Immediate Family Member serves solely as a non-management director, advisory director or trustee (or in a similar capacity) will not be deemed a material relationship.

Definitions

Affiliated Entity of a director means any entity (i) where the director is an employee or (ii) that is a “related interest” (as defined in Regulation O of the Federal Reserve Board) of a director.

Affiliated Entity of an Immediate Family Member means any entity (i) where the Immediate Family Member is an executive officer or (ii) that would be a “related interest” (as defined in Regulation O of the Federal Reserve Board) of an Immediate Family Member.

Immediate Family Member means a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Wachovia means Wachovia or any of its subsidiaries.

A-2

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-877-816-0869, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available until 5:00 p.m. Eastern Time on April 17, 2006.

INTERNET VOTING

Visit the Internet voting Web site at http://proxy.georgeson.com.

Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available until 5:00 p.m. Eastern Time on April 17, 2006.

VOTING BY MAIL

Simply mark, sign and date your proxy card and return it in the postage-paid envelope to Georgeson Shareholder Communications, Wall Street Station, P.O. Box 1100, New York, NY 10269-0646. If you are voting by telephone or the Internet, please do not mail your proxy card.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.					THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSALS 3, 4, 5 AND 6.

			FOR	WITHHOLD			FOR	AGAINST	ABSTAIN
1.	A Wachovia proposal to elect directors.		☐	☐	3.	A stockholder proposal regarding future severance arrangements.	☐	☐	☐

	Class II: William H. Goodwin, Jr., Robert A. Ingram, Mackey J. McDonald, Lanty L. Smith and Ruth G. Shaw Class III: Ernest S. Rady				4.	A stockholder proposal regarding reporting of political contributions.	☐	☐	☐

	INSTRUCTIONS: to withhold authority to vote for any individual nominee(s),write name(s) in the space provided.				5.	A stockholder proposal regarding separating the offices of Chairman and Chief Executive Officer.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

2.	A Wachovia proposal to ratify the appointment of KPMG LLP as auditors for the year 2006.	☐	☐	☐	6.	A stockholder proposal regarding majority voting in director elections.	☐	☐	☐

I will attend the Annual	☐
Meeting of Stockholders

Signature

Signature (if held jointly)

Date

NOTE: Signature(s) should agree with name(s) on proxy form. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations, or partnerships, should so indicate when signing.

DRIVING DIRECTIONS

Annual Meeting of Stockholders of Wachovia Corporation

Hilton Charlotte

222 East Third Street

Charlotte, NC 28202

(704) 377-1500

Tuesday,	April 18, 2006, 9:30 a.m. ET

Directions From the Airport

Take the Airport connector to first red light. Turn left onto Old Dowd Road. Proceed to stop sign (Little Rock Road) turn right. Proceed to first light, turn right onto Wilkinson Boulevard. Follow Wilkinson until it turns into I-277. Take I-277 to the College Street exit, go three blocks on College Street to Third Street, turn right onto Third Street. The Hilton Hotel entrance is on the right.

I-77 North From Columbia

Follow I-77 North to John Belk Freeway. At the top of the ramp, get into the far right lane and take the College Street exit. Follow the ramp onto College Street, proceed 3 blocks to Third Street, turn right onto Third Street. The Hilton Hotel entrance is on the right.

I-85 North From Atlanta

Follow I-85 North to Brookshire Freeway East. Proceed to Church Street exit, turn right onto Church Street. Proceed to Third Street (7th light), turn left onto Third Street. The Hilton Hotel entrance is 2 blocks ahead on right.

I-77 South From Mooresville and Statesville

Follow I-77 South to Brookshire Freeway East. Proceed to Church Street exit, turn right onto Church Street. Proceed to Third Street (7th light), turn left onto Third Street. The Hilton Hotel entrance is 2 blocks ahead on right.

I-85 South from Greensboro

Follow I-85 South to Charlotte. Take exit for I-77 South to Columbia. Follow I-77 South, approximately one mile, to Brookshire Freeway East. Proceed to Church Street exit, turn right onto Church Street. Proceed to Third Street (7th light), turn left onto Third Street. The Hilton Hotel entrance is 2 blocks ahead on right.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

WACHOVIA CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

APRIL 18, 2006

P R O X Y

The undersigned holder of shares of common stock of Wachovia Corporation (the “Corporation”) hereby constitutes and appoints Ruth G. Shaw and John C. Whitaker, Jr., or either of them, the lawful attorneys and proxies of the undersigned, each with full power of substitution, for and on behalf of the undersigned, to vote as specified on the matters set forth on the reverse side, all of the shares of the Corporation’s common stock held of record by the undersigned on February 22, 2006, at the Annual Meeting of Stockholders of the Corporation to be held on April 18, 2006, at 9:30 a.m. ET, in the Charlotte-Mecklenburg Ballroom, at the Hilton Charlotte & Towers, 222 East Third Street, Charlotte, North Carolina 28202, and at any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND “AGAINST” PROPOSALS 3, 4, 5 AND 6. IF ANY OTHER MATTERS ARE VOTED ON AT THE MEETING, THIS PROXY WILL BE VOTED BY THE PROXYHOLDERS ON SUCH MATTERS IN THEIR SOLE DISCRETION.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND MAIL WITHOUT DELAY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE

Return to:

Georgeson Shareholder Communications Wall Street Station P.O. Box 1100 New York, NY 10269-0646